                                PROSPECTUS FOR
                    KEMPER INVESTORS LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------
                INDIVIDUAL AND GROUP VARIABLE AND MARKET VALUE
                      ADJUSTED DEFERRED ANNUITY CONTRACTS
--------------------------------------------------------------------------------
                               ZURICH PREFERRED
                                   Issued By
                   KILICO VARIABLE ANNUITY SEPARATE ACCOUNT
                                      and
                    KEMPER INVESTORS LIFE INSURANCE COMPANY

   This Prospectus describes Variable and Market Value Adjusted Deferred Annuity Contracts (the "Contract") offered by Kemper Investors Life Insurance Company ("we" or "KILICO"). The Contract is designed to provide annuity benefits for retirement which may or may not qualify for certain federal tax advantages. The Contract may be purchased by natural persons, or by trusts or custodial accounts which hold the Contract as agent for and for the sole benefit of a natural person. The Contract is not available for sale to other types of purchasers without our prior approval. Depending on particular state requirements, the Contracts may be issued on a group or individual basis. Contracts issued on a group basis are represented by a certificate. Contracts issued on an individual basis are represented by an individual annuity contract. For purposes of this Prospectus, the term "Contract" refers both to certificates and to individual annuity contracts.

   You may allocate Purchase Payments to one or more of the variable options or the market value adjustment ("MVA") option, in states where the MVA Option is authorized. The MVA Option may not be available in all states. The Contract currently offers 62 variable investment options, each of which is a Subaccount of KILICO Variable Annuity Separate Account. Currently, you may choose among Subaccounts that invest in the following Portfolios or Funds:
..  The Alger American Fund (Class O Shares)
..  Alger American Growth Portfolio
..  Alger American MidCap Growth Portfolio
..  Alger American Small Capitalization Portfolio
..  American Century Variable Portfolios, Inc. ("VP") (Class I Shares)
..  American Century VP Income & Growth
..  American Century VP Value
..  Credit Suisse Trust
..  Credit Suisse Trust-Emerging Markets Portfolio
..  Dreyfus Investment Portfolios ("Dreyfus IP") (Service Shares)
..  Dreyfus IP MidCap Stock Portfolio
..  The Dreyfus Socially Responsible Growth Fund, Inc. (Initial Share Class)
..  Dreyfus Variable Investment Fund ("Dreyfus VIF") (Service Shares)
..  Dreyfus VIF Small Company Stock Portfolio
..  Fidelity Variable Insurance Products Funds ("VIP")
..  Fidelity VIP Contrafund(R) (Initial Class Shares)
..  Fidelity VIP Equity-Income (Initial Class Shares)
..  Fidelity VIP Growth (Initial Class Shares)
..  Fidelity VIP Index 500 (Service Class 2 Shares)
..  Franklin Templeton Variable Insurance Products Trust (Class 2 Shares)
..  Franklin Rising Dividends Securities Fund
..  Franklin Small Cap Value Securities Fund
..  Franklin Strategic Income Securities Fund
..  Franklin U.S. Government Fund
..  Franklin Zero Coupon Fund 2010
..  Mutual Discovery Securities Fund
..  Mutual Shares Securities Fund
..  Templeton Developing Markets Securities Fund
..  AIM Variable Insurance Funds (Series 1 Shares) (formerly INVESCO Variable
   Investment Funds, Inc.)
..  AIM V.I. Real Estate Fund ( formerly INVESCO VIF--Real Estate Opportunity
   Fund)
..  INVESCO VIF--Financial Services Fund
..  INVESCO VIF--Health Sciences Fund
..  INVESCO VIF--Utilities Fund
..  J.P. Morgan Series Trust II
..  JPMorgan International Equity Portfolio (formerly JPMorgan International
   Opportunities Portfolio)
..  JPMorgan Mid Cap Value Portfolio
..  JPMorgan Small Company Portfolio
..  Janus Aspen Series (Institutional Shares)
..  Janus Aspen Balanced
..  Janus Aspen Growth
..  Janus Aspen Mid Cap Growth
..  Janus Aspen Worldwide Growth
..  Janus Aspen Series (Service Shares)
..  Janus Aspen Mid Cap Value Portfolio
..  Janus Aspen Small Company Value Portfolio (formerly Janus Aspen Small Cap
   Value Portfolio)
..  One Group Investment Trust
..  One Group Investment Trust Bond Portfolio
..  One Group Investment Trust Government Bond Portfolio
..  One Group Investment Trust Balanced Portfolio
..  One Group Investment Trust Large Cap Growth Portfolio
..  One Group Investment Trust Equity Index Portfolio
..  One Group Investment Trust Diversified Equity Portfolio
..  One Group Investment Trust Mid Cap Growth Portfolio
..  One Group Investment Trust Diversified MidCap Portfolio
..  One Group Investment Trust Mid Cap Value Portfolio

..  Oppenheimer Variable Account Funds (Service Shares)
..  Oppenheimer Aggressive Growth Fund/VA
..  Oppenheimer Capital Appreciation Fund/VA
..  Oppenheimer Global Securities Fund/VA
..  Oppenheimer High Income Fund/VA
..  Oppenheimer Main Street Fund(R)/VA
..  Oppenheimer Main Street Small Cap Fund(R)/VA
..  Oppenheimer Strategic Bond Fund/VA
..  Scudder Variable Series I (Class A Shares)
..  Scudder Bond
..  Scudder Capital Growth
..  Scudder International
..  Scudder Variable Series II (Class A Shares)
..  Scudder Fixed Income
..  Scudder Government & Agency Securities (formerly Scudder Government
   Securities)
..  Scudder Growth
..  Scudder High Income
..  Scudder Money Market
..  Scudder Small Cap Growth
..  Scudder Technology Growth
..  Scudder Total Return
..  SVS Dreman Small Cap Value

   The Contracts are not insured by the FDIC. They are obligations of the issuing insurance company and not a deposit of, or guaranteed by, any bank or savings institution and are subject to risks, including possible loss of principal.

   This Prospectus contains important information about the Contracts that you should know before investing. You should read it before investing and keep it for future reference. We have filed a Statement of Additional Information ("SAI") with the Securities and Exchange Commission. The current SAI has the same date as this Prospectus and is incorporated by reference in this Prospectus. You may obtain a free copy by writing us or calling (888) 477-9700. A table of contents for the SAI appears on page 48. You may also find this Prospectus and other information about the Separate Account required to be filed with the Securities and Exchange Commission ("SEC") at the SEC's web site at http://www.sec.gov.

   The date of this Prospectus is May 1, 2004

   The Securities and Exchange Commission has not approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS
================================================================================

                                                                                            Page
                                                                                            ----
DEFINITIONS................................................................................   4
SUMMARY....................................................................................   6
SUMMARY OF EXPENSES........................................................................   8
CONDENSED FINANCIAL INFORMATION............................................................  11
KILICO, THE MVA OPTION, THE SEPARATE ACCOUNT AND THE FUNDS.................................  18
THE CONTRACTS..............................................................................  24
THE ACCUMULATION PERIOD....................................................................  25
CONTRACT CHARGES AND EXPENSES..............................................................  33
THE ANNUITY PERIOD.........................................................................  35
FEDERAL INCOME TAXES.......................................................................  38
DISTRIBUTION OF CONTRACTS..................................................................  44
VOTING RIGHTS..............................................................................  45
REPORTS TO CONTRACT OWNERS AND INQUIRIES...................................................  45
DOLLAR COST AVERAGING......................................................................  45
SYSTEMATIC WITHDRAWAL PLAN.................................................................  46
ASSET ALLOCATION SERVICE...................................................................  46
EXPERTS....................................................................................  48
LEGAL MATTERS..............................................................................  48
SPECIAL CONSIDERATIONS.....................................................................  48
AVAILABLE INFORMATION......................................................................  48
LEGAL PROCEEDINGS..........................................................................  48
TABLE OF CONTENTS--STATEMENT OF ADDITIONAL INFORMATION.....................................  48
FINANCIAL STATEMENTS.......................................................................  49
CONTRACTS ISSUED MAY 1, 2001 THROUGH FEBRUARY 18, 2002.....................................  49
ANNUAL REPORTS AND OTHER DOCUMENTS.........................................................  51
APPENDIX A ILLUSTRATION OF A MARKET VALUE ADJUSTMENT.......................................  52
APPENDIX B Kemper Investors Life Insurance Company Deferred Fixed and Variable Annuity IRA,
  Roth IRA and Simple IRA Disclosure Statement.............................................  54

                                  DEFINITIONS

   The following terms as used in this Prospectus have the indicated meanings:

   Accumulated Guarantee Period Value--The sum of your Guarantee Period Values.

   Accumulation Period--The period between the Date of Issue of a Contract and the Annuity Date when you make premium payments to us.

   Accumulation Unit--A unit of measurement used to determine the value of each Subaccount during the Accumulation Period.

   Allocation Option--The 62 Subaccounts and the MVA Option available under the Contract for allocation of Purchase Payments, or transfers of Contract Value during the Accumulation Period.

   Annuitant--The person during whose lifetime the annuity is to be paid.

   Annuity Date--The date on which annuity payments from us to the Annuitant start.

   Annuity Option--One of several forms in which annuity payments can be made.

   Annuity Period--The period starting on the Annuity Date when we make annuity payments to the Annuitant.

   Annuity Unit--A unit of measurement used to determine the amount of Variable Annuity payments.

   Beneficiary--The person you designate to receive any benefits under a Contract upon your death or upon the Annuitant's death prior to the Annuity Period.

   Company ("we", "us", "our", "KILICO")--Kemper Investors Life Insurance Company. Our home office is located at 1400 American Lane, Schaumburg, Illinois 60196. For Contract services, please write us at 1600 McConnor Parkway, Schaumburg, Illinois 60196-6801.

   Contract--A Variable and Market Value Adjusted Deferred Annuity Contract offered on an individual or group basis. Contracts issued on a group basis are represented by a certificate. Contracts issued on an individual basis are represented by an individual annuity contract.

   Contract Value--The sum of the values of your Accumulated Guarantee Period Value and Separate Account Value during the Accumulation Period.

   Contract Year--Period between anniversaries of the Date of Issue of a Contract.

   Date of Issue--The date on which the first Contract Year commences.

   Debt--The principal of any outstanding loan plus any accrued interest. Requests for loans must be made in writing to us.

   Fixed Annuity--An annuity where we guarantee the amount of each annuity payment.

   Fund or Funds--The Alger American Fund, American Century Variable Portfolios, Inc., Credit Suisse Trust, Dreyfus Investment Portfolios, The Dreyfus Socially Responsible Growth Fund, Inc., Dreyfus Variable Investment Fund, Fidelity Variable Insurance Products Funds (which include Fidelity Variable Insurance Products Fund and Fidelity Variable Insurance Products Fund
II), Franklin Templeton Variable Insurance Products Trust, AIM Variable Insurance Funds (formerly INVESCO Variable Investment Funds, Inc.), J.P. Morgan Series Trust II, Janus Aspen Series, One Group Investment Trust, Oppenheimer Variable Account Funds, Scudder Variable Series I and Scudder Variable Series II, including any Portfolios thereunder.

   General Account--All our assets other than those allocated to any legally segregated separate account.

   Guaranteed Interest Rate--The rate of interest we set for a given Guarantee Period.

   Guarantee Period--The period of time for which a Guaranteed Interest Rate of an MVA Option is guaranteed. You may elect MVA Options having Guarantee Periods of from one to ten years.

   Guarantee Period Value--The sum of:

      . your Purchase Payments allocated to an MVA Option or amounts you transfer to an MVA Option, plus

      .  interest credited, minus

      .  your withdrawals and transfers, plus or minus

      .  any applicable Market Value Adjustment previously made.

   Market Adjusted Value--A Guarantee Period Value adjusted by the market value adjustment formula.

   Market Value Adjustment--An adjustment of values under a Guarantee Period in accordance with the market value adjustment formula. The adjustment reflects the change in the value of the Guarantee Period Value due to changes in interest rates since the date the Guarantee Period commenced. The adjustment is computed using the market value adjustment formula stated in the Contract.

   MVA Option--A fixed accumulation option to which Purchase Payments may be allocated or Contract Value transferred.

   Non-Qualified Contract--A Contract which does not receive favorable tax treatment under Section 401, 403, 408, 408A or 457 of the Internal Revenue Code.

   Owner ("you", "your", "yours")--The person designated in the Contract as having the privileges of ownership defined in the Contract.

   Portfolio(s)--The underlying portfolios in which the Subaccounts invest. Each Portfolio is an investment company registered with the SEC or a separate investment series of a registered investment company.

   Purchase Payments--The dollar amount we receive in U.S. currency to buy the benefits this Contract provides.

   Qualified Contract--A Contract issued in connection with a retirement plan which receives favorable tax treatment under Section 401, 403, 408, 408A or 457 of the Internal Revenue Code.

   Separate Account--The KILICO Variable Annuity Separate Account.

   Separate Account Value--The sum of your Subaccount Values.

   Subaccounts--The subdivisions of the Separate Account, the assets of which consist solely of shares of the corresponding Portfolios or Funds.

   Subaccount Value--The value of your allocations to a Subaccount.

   Valuation Date--Each day when a Subaccount is valued. Subaccounts are normally valued every day the New York Stock Exchange is open for trading.

   Valuation Period--The interval of time between two consecutive Valuation
Dates.

   Variable Annuity--An annuity with payments varying in amount in accordance with the investment experience of the Subaccount(s) you specify.

                                    SUMMARY

   Because this is a summary, it does not contain all of the information that may be important. Read the entire Prospectus, Statement of Additional Information and the Contract before deciding to invest.

   The Contracts provide for investment on a tax-deferred basis and payment of annuity benefits. Both Non-Qualified and Qualified Contracts are described in this Prospectus.

   The minimum initial Purchase Payment is $10,000 and, subject to certain exceptions, the minimum subsequent Purchase Payment is $100.

   Variable accumulations and benefits are provided by crediting Purchase Payments to one or more Subaccounts that you select. Each Subaccount invests in a corresponding Portfolio. (See "The Funds," page 19.)

   Contract Value allocated to the Separate Account varies with the investment experience of the selected Subaccount(s).

   The MVA Option provides fixed-rate accumulations, each for a specified Guarantee Period. The MVA Option is only available during the Accumulation Period. You may allocate amounts to one or more Guarantee Periods. We may offer additional Guarantee Periods at our discretion. We may limit to 3 the number of Guarantee Periods available. We credit a Guaranteed Interest Rate daily to amounts allocated to a Guarantee Period. Each Guaranteed Interest Rate is set at our discretion, but once set is guaranteed not to change for the duration of the Guarantee Period. At the end of a Guarantee Period, the amounts in the Guarantee Period will be transferred to the money market subaccount unless you timely elect another Allocation Option.

   Transfers between Subaccounts are permitted before and after annuitization, subject to limitations. A transfer from a Guarantee Period is subject to a Market Value Adjustment.

   The minimum withdrawal amount is $500 for the Subaccounts and $5,000 for the Guarantee Periods. A minimum $5,000 Contract Value plus Debt must remain after a withdrawal. If less than $5,000 remains after partial withdrawal, we will terminate the Contract. If a partial withdrawal is made in connection with a 1035 exchange, direct transfer, or direct rollover, a $5,000 Contract Value must also remain in the Contract after the transfer. If this withdrawal request would reduce the Contract Value to less than $5,000, and you have not terminated your Contract, your partial withdrawal request will be limited so that the Contract Value remaining will be $5,000. No transfer, rollover, or 1035 exchange is permitted if there is an outstanding loan on your Contract.

   Withdrawals will have tax consequences, including income tax and in some circumstances an additional 10% penalty tax. Withdrawals are permitted from Contracts issued with Section 403(b) Qualified Plans only under limited circumstances. (See "Federal Income Taxes," page 38.)

   A Market Value Adjustment also applies to any withdrawal (except during the "free look" period), transfer, or purchase of an annuity option from a Guarantee Period Value. The Market Value Adjustment does not apply to the death benefit. The Market Value Adjustment is applied to the amount being withdrawn. (See "The Contracts," page 24.)

   Contract charges include:

      .  mortality and expense risk charge,

      .  administration charge,

      .  records maintenance charge,

      .  applicable premium taxes,

      .  optional death benefit charges, and

      .  optional MIAA expense charge (See "Asset Allocation Service.")

(See "Contract Charges and Expenses," page 33.) In addition, the Funds pay their investment advisers varying fees for investment advice and also incur other operational expenses. (See the Funds' prospectuses for such information.)

   Dollar Cost Averaging and Automatic Asset Rebalancing are available to you. (See "Dollar Cost Averaging," page 45 and "Automatic Asset Rebalancing," page 33.)

   You may elect, where available, to enter into a separate investment advisory agreement with PMG Asset Management, Inc. ("PMG"). PMG provides asset allocation services under PMG's Managed Investment Advisory Account ("MIAA"). MIAA allocates Contract Value among certain Subaccounts. (See "Asset Allocation Service.") The MIAA and applicable fees are described more fully in a separate disclosure statement provided by PMG. MIAA is not available in all states or through all distributors.

   The Contract may be purchased as an Individual Retirement Annuity, Simplified Employee Pension--IRA, Traditional and Roth Individual Retirement Annuity, tax sheltered annuity, and as a nonqualified annuity. (See "Taxation of Annuities in General," page 39 and "Qualified Plans," page 42.)

   You may examine a Contract and return it for a refund during the "free look" period. If you decide to return your Contract for a refund during the "free look" period, please also include a letter of instruction. Upon receipt by us, the Contract will be cancelled and amounts refunded. The length of the free look period will depend on the state in which the Contract is issued. However, it will be at least ten days from the date you receive the Contract. (See "The Contracts," page 24.) In addition, a special free look period applies in some circumstances to Contracts issued as Individual Retirement Annuities, Simplified Employee Pensions--IRAs or as Roth Individual Retirement Annuities.

                              SUMMARY OF EXPENSES
--------------------------------------------------------------------------------
   The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Contract. The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender the Contract, or transfer cash value between investment options.
State premium taxes may also be deducted.

               Contract Owner Transaction Expenses
               Sales Load Imposed on Purchases
               (as a percentage of purchase payments):  None

               Contingent Deferred Sales Load:........  None

               Maximum Transfer Fee:.................. $  25/(1)/

--------
/(1)/We reserve the right to charge a fee of $25 for each voluntary transfer of Contract Value in excess of twelve transfers per Contract Year. See "Transfers During the Accumulation Period."

   The next table describes the fees and expenses that you will pay periodically during the time that you own the Contract, not including Fund fees and expenses.

     Quarterly Records Maintenance Charge.................... $ 7.50/(2)/

     Separate Account Annual Expenses
     (as a percentage of average Separate Account Contract
       Value)................................................   1.00%
        Mortality and Expense Risk Charge:...................
        Administration Charge:
            Current..........................................   0.25%
            Maximum..........................................   0.45%/(3)/
                                                              ------
     Total Current Separate Account Annual Expenses:.........   1.25%
                                                              ======
     Total Maximum Separate Account Annual Expenses:.........   1.45%
                                                              ======
     Optional Benefits
        Guaranteed Minimum Death Benefit Charge..............   0.15%
        Earnings Based Death Benefit Charge..................   0.20%
                                                              ------
     Total Current Separate Account Annual Expenses including
       Optional Benefits.....................................   1.60%
                                                              ======
     Total Maximum Separate Account Annual Expenses including
       Optional Benefits:....................................   1.80%
                                                              ======
     Other Optional Benefit Expenses
      MIAA Initial Set Up Fee................................ $30.00
      MIAA Annual Expense (as a percentage of Contract Value)
        Current..............................................   0.50%/(4)/
        Maximum..............................................   1.00%/(5)/

Qualified Plan Loan Interest Rates/(6)/

   Loans not subject to ERISA  --  5.50%
   Loans subject to ERISA      --  Moody's Corporate Bond Yield Average - Monthly
                                   Average Corporates (rounded to nearest 0.25%)

--------
/(2)/The records maintenance charge is reduced to $3.75 for Contracts with Contract Value between $25,000 and $50,000 on the date of assessment. There is no charge for Contracts with Contract Value of $50,000 or more on the date of assessment. In certain circumstances we may reduce or waive the annual records maintenance charge. See "Records Maintenance Charge."

/(3)/We reserve the right for new Contracts to increase the administration charge up to a maximum of 0.45%.
/(4)/Charged quarterly in arrears at the rate of .125% per calendar quarter of Contract Value subject to the MIAA Expense, using an average daily weighted balance methodology. MIAA charge is paid to PMG and is not retained by us. (See "Asset Allocation Service.")
/(5)/The MIAA Expense charge may be increased for new Contracts up to a maximum of 1.00%.
/(6)/Loans are only available under certain qualified plans. Interest rate depends on whether plan is subject to the Employee Retirement Income Security Act of 1974 ("ERISA"). The value securing the loan will earn interest at the loan interest rate reduced by not more than 2.5%.

   The next table shows the minimum and maximum total operating expenses charged by the Funds that you may pay periodically during the time that you own the Contract. More detail concerning each Fund's fees and expenses is contained in the prospectus for each Fund.

                                                                          Minimum --  Maximum
Total Annual Fund Operating Expenses/(7)/ (expenses that are deducted from Funds assets, including management fees, distribution and/or service
(12b-1) fees, and other expenses, prior to any fee waivers or expense
reimbursements)                                                            0.51%  --   12.61%

--------
/(7)/The expenses shown are for the year ended December 31, 2003, and do not reflect any fee waivers or expense reimbursements.

   The advisers and/or other service providers of certain Funds have agreed to reduce their fees and/or reimburse the Funds' expenses in order to keep the Funds' expenses below specified limits. The expenses of certain Funds are reduced by contractual fee reduction and expense reimbursement arrangements that will remain in effect at least through May 1, 2004. Other Funds have voluntary fee reduction and/or expense reimbursement arrangements that may be terminated at any time. The minimum and maximum Total Annual Fund Operating Expenses for all Funds after all fee reductions and expense reimbursements are 0.51% and 1.80% respectively. Each fee reduction and/or expense reimbursement arrangement is described in the relevant Fund's prospectus.

   THE FUND'S INVESTMENT MANAGER OR ADVISER PROVIDED THE ABOVE EXPENSES FOR THE FUNDS. WE HAVE NOT INDEPENDENTLY VERIFIED THE ACCURACY OF THE INFORMATION.

                                    EXAMPLE
--------------------------------------------------------------------------------

   This Example is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include Contract Owner transaction expenses, contract fees, maximum Separate Account annual expenses, and Fund fees and expenses.

   The Example assumes that you invest $10,000 in the Contract for the time periods indicated and that your Contract includes the Guaranteed Minimum Death Benefit, the Earnings Based Death Benefit and the optional MIAA program with a 1.00% MIAA expense. If these features were not elected or a less costly option were elected, the expense figures shown below would be lower. The Example also assumes that your investment has a 5% return each year and assumes the maximum fees and expenses of any of the Funds prior to any fee waivers or expense reimbursements. In addition, this Example assumes no transfers were made and no premium taxes were deducted. If these arrangements were considered, the expenses shown would be higher. This Example also does not take into consideration any fee waiver or expense reimbursement arrangements of the Funds. If these arrangements were taken into consideration, the expenses shown would be lower.

   Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

    (1)If you surrender or annuitize your Contract at the end of the applicable time period:

         1 year                     3 years                    5 years                   10 years
         ------                     -------                    -------                   --------
         $1,574                     $4,233                     $6,352                     $9,950

    (2)If you do not surrender your Contract at the end of the applicable time period:

         1 year                     3 years                    5 years                   10 years
         ------                     -------                    -------                   --------
         $1,574                     $4,233                     $6,352                     $9,950

   The fee table and example should not be considered a representation of past or future expenses and charges of the Subaccounts. Your actual expenses may be greater or less than those shown. The example does not include the deduction of state premium taxes, which may be assessed before or upon annuitization or any taxes or penalties you may be required to pay if you surrender the Contract. Similarly, the 5% annual rate of return assumed in the example is not intended to be representative of past or future performance of any Subaccount.

                        CONDENSED FINANCIAL INFORMATION

   The following tables list the Condensed Financial Information (the Accumulation Unit values for Accumulation Units outstanding) for Contracts without optional benefits yielding the lowest Separate Account charges possible under the Contract (1.25%) and Contracts with optional benefits yielding the highest Separate Account charges possible under the Contract as of December 31, 2003 (2.00%). Should the Separate Account charges applicable to your Contract fall between the maximum and minimum charges, and you wish to see a copy of the Condensed Financial Information applicable to your Contract, such information can be obtained in the Statement of Additional Information free of charge. In the table(s) below, no number is shown when there were fewer than 1,000 accumulation units outstanding at the end of the period.

                    No Additional Contract Options Elected
  (Separate Account Charges of 1.25% of the Daily Net Assets of the Separate
                                   Account)

Subaccount                                                                       2003     2002     2001     2000
----------                                                                     -------- -------- -------- --------
Alger American Growth Subaccount
   Accumulation unit value at beginning of period*............................ $ 27.076 $ 40.912 $ 46.978 $ 57.684
   Accumulation unit value at end of period................................... $ 36.144 $ 27.076 $ 40.912 $ 46.978
   Number of accumulation units outstanding at end of period (000's omitted)..        4        3        2        1
Alger American MidCap Growth Subaccount
   Accumulation unit value at beginning of period*............................   19.548   28.092   30.431   32.447
   Accumulation unit value at end of period...................................   28.535   19.548   28.092   30.431
   Number of accumulation units outstanding at end of period (000's omitted)..        7      103        4       --
Alger American Small Capitalization Subaccount
   Accumulation unit value at beginning of period*............................   11.841   16.250   23.344   32.317
   Accumulation unit value at end of period...................................   16.646   11.841   16.250   23.344
   Number of accumulation units outstanding at end of period (000's omitted)..        2        2        1       --
American Century VP Income & Growth Subaccount
   Accumulation unit value at beginning of period*............................    5.093    6.395    7.066    7.779
   Accumulation unit value at end of period...................................    6.506    5.093    6.395    7.066
   Number of accumulation units outstanding at end of period (000's omitted)..      190      168        8        2
American Century VP Value Subaccount
   Accumulation unit value at beginning of period*............................    6.374    7.386    6.629    5.539
   Accumulation unit value at end of period...................................    8.119    6.374    7.386    6.629
   Number of accumulation units outstanding at end of period (000's omitted)..       61       54       82        5
Credit Suisse Trust-Emerging Markets Subaccount
   Accumulation unit value at beginning of period*............................    7.518    8.608    9.647    13.16
   Accumulation unit value at end of period...................................   10.610    7.518    8.608    9.647
   Number of accumulation units outstanding at end of period (000's omitted)..        3        1        1       --
Dreyfus IP MidCap Stock Subaccount
   Accumulation unit value at beginning of period***..........................   10.000      N/A      N/A      N/A
   Accumulation unit value at end of period...................................   12.618      N/A      N/A      N/A
   Number of accumulation units outstanding at end of period (000's omitted)..       18       --       --       --
Dreyfus Socially Responsible Growth Subaccount
   Accumulation unit value at beginning of period*............................   18.533   26.410   34.539   40.426
   Accumulation unit value at end of period...................................   23.064   18.533   26.410   34.539
   Number of accumulation units outstanding at end of period (000's omitted)..        2        1        1       --
Dreyfus VIF Small Company Stock Subaccount
   Accumulation unit value at beginning of period***..........................   10.000      N/A      N/A      N/A
   Accumulation unit value at end of period...................................   13.623      N/A      N/A      N/A
   Number of accumulation units outstanding at end of period (000's omitted)..       --       --       --       --
Fidelity VIP Contrafund Subaccount
   Accumulation unit value at beginning of period*............................   18.307   20.447   23.593   25.267
   Accumulation unit value at end of period...................................   23.227   18.307   20.447   23.593
   Number of accumulation units outstanding at end of period (000's omitted)..       10       10        4        1
Fidelity VIP Equity-Income Subaccount
   Accumulation unit value at beginning of period*............................   19.528   23.806   25.363   23.318
   Accumulation unit value at end of period...................................   25.136   19.528   23.806   25.363
   Number of accumulation units outstanding at end of period (000's omitted)..       44       41       23        4
Fidelity VIP Growth Subaccount
   Accumulation unit value at beginning of period*............................   24.354   35.279   43.380   51.935
   Accumulation unit value at end of period...................................   31.954   24.354   35.279   43.380
   Number of accumulation units outstanding at end of period (000's omitted)..        9       22       23        4
Fidelity VIP Index 500 Subaccount
   Accumulation unit value at beginning of period*............................   98.329  128.376  148.249  165.363
   Accumulation unit value at end of period...................................  124.398   98.329  128.376  148.249
   Number of accumulation units outstanding at end of period (000's omitted)..        7        1        1        1
Franklin Rising Dividends Securities Subaccount
   Accumulation unit value at beginning of period***..........................   10.000      N/A      N/A      N/A
   Accumulation unit value at end of period...................................   12.183      N/A      N/A      N/A
   Number of accumulation units outstanding at end of period (000's omitted)..        1       --       --       --

Subaccount                                                                                 2003    2002   2001   2000
----------                                                                                ------- ------ ------ ------
Franklin Small Cap Value Securities Subaccount
   Accumulation unit value at beginning of period***..................................... $10.000    N/A    N/A    N/A
   Accumulation unit value at end of period.............................................. $13.227    N/A    N/A    N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      --     --     --     --
Franklin Strategic Income Securities Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000    N/A    N/A    N/A
   Accumulation unit value at end of period..............................................  10.904    N/A    N/A    N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      --     --     --     --
Franklin U.S. Government Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000    N/A    N/A    N/A
   Accumulation unit value at end of period..............................................  10.003    N/A    N/A    N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      87     --     --     --
Franklin Zero Coupon 2010 Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000    N/A    N/A    N/A
   Accumulation unit value at end of period..............................................   9.984    N/A    N/A    N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      74     --     --     --
Mutual Discovery Securities Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000    N/A    N/A    N/A
   Accumulation unit value at end of period..............................................  12.408    N/A    N/A    N/A
   Number of accumulation units outstanding at end of period (000's omitted).............       1     --     --     --
Mutual Shares Securities Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000    N/A    N/A    N/A
   Accumulation unit value at end of period..............................................  12.002    N/A    N/A    N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      --     --     --     --
Templeton Developing Markets Securities Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000    N/A    N/A    N/A
   Accumulation unit value at end of period..............................................  14.493    N/A    N/A    N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      --     --     --     --
AIM V.I. Real Estate Subaccount (formerly INVESCO VIF-Real Estate Opportunity Subaccount)
   Accumulation unit value at beginning of period***.....................................  10.000    N/A    N/A    N/A
   Accumulation unit value at end of period..............................................  13.093    N/A    N/A    N/A
   Number of accumulation units outstanding at end of period (000's omitted).............       1     --     --     --
INVESCO VIF--Financial Services Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000    N/A    N/A    N/A
   Accumulation unit value at end of period..............................................  12.234    N/A    N/A    N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      --     --     --     --
INVESCO VIF--Health Sciences Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000    N/A    N/A    N/A
   Accumulation unit value at end of period..............................................  11.854    N/A    N/A    N/A
   Number of accumulation units outstanding at end of period (000's omitted).............       1     --     --     --
INVESCO VIF--Utilities Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000    N/A    N/A    N/A
   Accumulation unit value at end of period..............................................  11.713    N/A    N/A    N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      --     --     --     --
JPMorgan International Equity Subaccount (formerly JPMorgan International Opportunities
 Subaccount)
   Accumulation unit value at beginning of period***.....................................  10.000    N/A    N/A    N/A
   Accumulation unit value at end of period..............................................  13.275    N/A    N/A    N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      94     --     --     --
JPMorgan Mid Cap Value Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000    N/A    N/A    N/A
   Accumulation unit value at end of period..............................................  12.327    N/A    N/A    N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      --     --     --     --
JPMorgan Small Company Subaccount
   Accumulation unit value at beginning of period*.......................................  10.056 12.996 14.315 16.058
   Accumulation unit value at end of period..............................................  13.506 10.056 12.996 14.315
   Number of accumulation units outstanding at end of period (000's omitted).............      29     41    126     --
Janus Aspen Balanced Subaccount
   Accumulation unit value at beginning of period*.......................................  22.081 23.897 25.381 26.447
   Accumulation unit value at end of period..............................................  24.872 22.081 23.897 25.381
   Number of accumulation units outstanding at end of period (000's omitted).............      13     12     10      3
Janus Aspen Growth Subaccount
   Accumulation unit value at beginning of period*.......................................  14.813 20.408 27.457 33.237
   Accumulation unit value at end of period..............................................  19.272 14.813 20.408 27.457
   Number of accumulation units outstanding at end of period (000's omitted).............      35      7      8      3
Janus Aspen Mid Cap Growth Subaccount
   Accumulation unit value at beginning of period*.......................................  15.842 22.258 37.224 56.434
   Accumulation unit value at end of period..............................................  21.139 15.842 22.258 37.224
   Number of accumulation units outstanding at end of period (000's omitted).............       8      6      7      2
Janus Aspen Worldwide Growth Subaccount
   Accumulation unit value at beginning of period*.......................................  22.228 30.210 39.439 48.945
   Accumulation unit value at end of period..............................................  27.221 22.228 30.210 39.439
   Number of accumulation units outstanding at end of period (000's omitted).............      16     13     12      6

Subaccount                                                                                 2003    2002   2001   2000
----------                                                                                ------- ------ ------ ------
Janus Aspen Mid Cap Value Subaccount
   Accumulation unit value at beginning of period***..................................... $10.000    N/A    N/A    N/A
   Accumulation unit value at end of period.............................................. $13.394    N/A    N/A    N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      --     --     --     --
Janus Aspen Small Company Value Subaccount (formerly Janus Aspen Small Cap Value)
   Accumulation unit value at beginning of period***.....................................  10.000    N/A    N/A    N/A
   Accumulation unit value at end of period..............................................  13.447    N/A    N/A    N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      --     --     --     --
Oppenheimer Aggressive Growth Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000    N/A    N/A    N/A
   Accumulation unit value at end of period..............................................  12.019    N/A    N/A    N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      --     --     --     --
Oppenheimer Capital Appreciation Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000    N/A    N/A    N/A
   Accumulation unit value at end of period..............................................  12.327    N/A    N/A    N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      --     --     --     --
Oppenheimer Global Securities Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000    N/A    N/A    N/A
   Accumulation unit value at end of period..............................................  14.161    N/A    N/A    N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      --     --     --     --
Oppenheimer High Income Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000    N/A    N/A    N/A
   Accumulation unit value at end of period..............................................  11.080    N/A    N/A    N/A
   Number of accumulation units outstanding at end of period (000's omitted).............       2     --     --     --
Oppenheimer Main Street Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000    N/A    N/A    N/A
   Accumulation unit value at end of period..............................................  12.111    N/A    N/A    N/A
   Number of accumulation units outstanding at end of period (000's omitted).............       1     --     --     --
Oppenheimer Main Street Small Cap Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000    N/A    N/A    N/A
   Accumulation unit value at end of period..............................................  13.729    N/A    N/A    N/A
   Number of accumulation units outstanding at end of period (000's omitted).............       6     --     --     --
Oppenheimer Strategic Bond Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000    N/A    N/A    N/A
   Accumulation unit value at end of period..............................................  10.825    N/A    N/A    N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      --     --     --     --
Scudder Bond Subaccount
   Accumulation unit value at beginning of period*.......................................   7.493  7.047  6.748  6.359
   Accumulation unit value at end of period..............................................   7.775  7.493  7.047  6.748
   Number of accumulation units outstanding at end of period (000's omitted).............      16    128    117      4
Scudder Capital Growth Subaccount
   Accumulation unit value at beginning of period*.......................................  12.771 18.260 22.927 26.577
   Accumulation unit value at end of period..............................................  16.004 12.771 18.260 22.927
   Number of accumulation units outstanding at end of period (000's omitted).............       2      2      1     --
Scudder International Subaccount
   Accumulation unit value at beginning of period*.......................................   7.802  9.677 14.172 16.428
   Accumulation unit value at end of period..............................................   9.845  7.802  9.677 14.172
   Number of accumulation units outstanding at end of period (000's omitted).............      15    120     70      1
Scudder Fixed Income Subaccount
   Accumulation unit value at beginning of period*.......................................   1.268  1.188  1.138  1.074
   Accumulation unit value at end of period..............................................   1.316  1.268  1.188  1.138
   Number of accumulation units outstanding at end of period (000's omitted).............     143    144    265     10
Scudder Government & Agency Securities Subaccount (formerly Scudder Government Securities
 Subaccount)
   Accumulation unit value at beginning of period*.......................................   1.346  1.262  1.189  1.123
   Accumulation unit value at end of period..............................................   1.360  1.346  1.262  1.189
   Number of accumulation units outstanding at end of period (000's omitted).............     523    671    131     --
Scudder Growth Subaccount
   Accumulation unit value at beginning of period*.......................................   1.601  2.296  2.993  3.890
   Accumulation unit value at end of period..............................................   1.971  1.601  2.296  2.993
   Number of accumulation units outstanding at end of period (000's omitted).............      16     11     15      7
Scudder High Income Subaccount
   Accumulation unit value at beginning of period*.......................................   0.909  0.923  0.911  0.985
   Accumulation unit value at end of period..............................................   1.119  0.909  0.923  0.911
   Number of accumulation units outstanding at end of period (000's omitted).............     282     48     53     26
Scudder Money Market Subaccount
   Accumulation unit value at beginning of period*.......................................   1.051  1.050  1.025  1.000
   Accumulation unit value at end of period..............................................   1.046  1.051  1.050  1.025
   Number of accumulation units outstanding at end of period (000's omitted).............   2,136  2,046 70,520 15,033

Subaccount                                                                      2003    2002   2001   2000
----------                                                                     ------- ------ ------ ------
Scudder Small Cap Growth Subaccount
   Accumulation unit value at beginning of period*............................ $ 0.994 $1.512 $2.151 $2.643
   Accumulation unit value at end of period................................... $ 1.305 $0.994 $1.512 $2.151
   Number of accumulation units outstanding at end of period (000's omitted)..      85     78    107     35
Scudder Technology Growth Subaccount*
   Accumulation unit value at beginning of period*............................   0.586  0.920  1.379  2.034
   Accumulation unit value at end of period...................................   0.849  0.586  0.920  1.379
   Number of accumulation units outstanding at end of period (000's omitted)..     100     78     78     19
Scudder Total Return Subaccount
   Accumulation unit value at beginning of period*............................   2.001  2.388  2.575  2.684
   Accumulation unit value at end of period...................................   2.331  2.001  2.388  2.575
   Number of accumulation units outstanding at end of period (000's omitted)..      56     89     38      7
SVS Dreman Small Cap Value Subaccount
   Accumulation unit value at beginning of period***..........................  10.000    N/A    N/A    N/A
   Accumulation unit value at end of period...................................  13.660    N/A    N/A    N/A
   Number of accumulation units outstanding at end of period (000's omitted)..       1     --     --     --

               Additional Contract Options Elected (Total 0.75%)
  (Separate Account Charges of 2.00% of the Daily Net Assets of the Separate
                                   Account)

Subaccount                                                                      2003    2002    2001
----------                                                                     ------- ------- -------
Alger American Growth Subaccount
   Accumulation unit value at beginning of period**........................... $26.825 $40.835 $36.070
   Accumulation unit value at end of period................................... $35.547 $26.825 $40.835
   Number of accumulation units outstanding at end of period (000's omitted)..      --      --      --
Alger American MidCap Growth Subaccount
   Accumulation unit value at beginning of period**...........................  19.367  28.039  23.664
   Accumulation unit value at end of period...................................  28.063  19.367  28.039
   Number of accumulation units outstanding at end of period (000's omitted)..      --      --      --
Alger American Small Capitalization Subaccount
   Accumulation unit value at beginning of period**...........................  11.731  16.219  13.847
   Accumulation unit value at end of period...................................  16.371  11.731  16.219
   Number of accumulation units outstanding at end of period (000's omitted)..      --      --      --
American Century VP Income & Growth Subaccount
   Accumulation unit value at beginning of period**...........................   5.046   6.383   5.809
   Accumulation unit value at end of period...................................   6.399   5.046   6.383
   Number of accumulation units outstanding at end of period (000's omitted)..       2       2      --
American Century VP Value Subaccount
   Accumulation unit value at beginning of period**...........................   6.315   7.372   6.472
   Accumulation unit value at end of period...................................   7.984   6.315   7.372
   Number of accumulation units outstanding at end of period (000's omitted)..      --      --       1
Credit Suisse Trust-Emerging Markets Subaccount
   Accumulation unit value at beginning of period**...........................   7.449   8.592   7.169
   Accumulation unit value at end of period...................................  10.434   7.449   8.592
   Number of accumulation units outstanding at end of period (000's omitted)..      --      --      --
Dreyfus IP MidCap Stock Subaccount
   Accumulation unit value at beginning of period***..........................  10.000     N/A     N/A
   Accumulation unit value at end of period...................................  12.556     N/A     N/A
   Number of accumulation units outstanding at end of period (000's omitted)..      --      --      --
Dreyfus Socially Responsible Growth Subaccount
   Accumulation unit value at beginning of period**...........................  18.362  26.359  24.063
   Accumulation unit value at end of period...................................  22.683  18.362  26.359
   Number of accumulation units outstanding at end of period (000's omitted)..      --      --      --
Dreyfus VIF Small Company Stock Subaccount
   Accumulation unit value at beginning of period***..........................  10.000     N/A     N/A
   Accumulation unit value at end of period...................................  13.556     N/A     N/A
   Number of accumulation units outstanding at end of period (000's omitted)..      --      --      --
Fidelity VIP Contrafund Subaccount
   Accumulation unit value at beginning of period**...........................  18.137  20.408  19.073
   Accumulation unit value at end of period...................................  22.843  18.137  20.408
   Number of accumulation units outstanding at end of period (000's omitted)..      --      --      --
Fidelity VIP Equity-Income Subaccount
   Accumulation unit value at beginning of period**...........................  19.347  23.761  21.717
   Accumulation unit value at end of period...................................  24.721  19.347  23.761
   Number of accumulation units outstanding at end of period (000's omitted)..      --      --      --
Fidelity VIP Growth Subaccount
   Accumulation unit value at beginning of period**...........................  24.128  35.213  30.186
   Accumulation unit value at end of period...................................  31.426  24.128  35.213
   Number of accumulation units outstanding at end of period (000's omitted)..      --      --      --

Subaccount                                                                                            2003     2002     2001
----------                                                                                          -------- -------- --------
Fidelity VIP Index 500 Subaccount
   Accumulation unit value at beginning of period**................................................ $ 97.419 $128.133 $116.190
   Accumulation unit value at end of period........................................................ $122.341 $ 97.419 $128.133
   Number of accumulation units outstanding at end of period (000's omitted).......................       --       --       --
Franklin Rising Dividends Securities Subaccount
   Accumulation unit value at beginning of period***...............................................   10.000      N/A      N/A
   Accumulation unit value at end of period........................................................   12.124      N/A      N/A
   Number of accumulation units outstanding at end of period (000's omitted).......................       --       --       --
Franklin Small Cap Value Securities Subaccount
   Accumulation unit value at beginning of period***...............................................   10.000      N/A      N/A
   Accumulation unit value at end of period........................................................   13.162      N/A      N/A
Number of accumulation units outstanding at end of period (000's omitted)                                 --       --       --
   Franklin Strategic Income Securities Subaccount.................................................
   Accumulation unit value at beginning of period***...............................................   10.000      N/A      N/A
   Accumulation unit value at end of period........................................................   10.851      N/A      N/A
   Number of accumulation units outstanding at end of period (000's omitted).......................
Franklin U.S. Government Subaccount
   Accumulation unit value at beginning of period***...............................................   10.000      N/A      N/A
   Accumulation unit value at end of period........................................................    9.954      N/A      N/A
   Number of accumulation units outstanding at end of period (000's omitted).......................        1       --       --
Franklin Zero Coupon 2010 Subaccount
   Accumulation unit value at beginning of period***...............................................   10.000      N/A      N/A
   Accumulation unit value at end of period........................................................    9.935      N/A      N/A
   Number of accumulation units outstanding at end of period (000's omitted).......................        1       --       --
Mutual Discovery Securities Subaccount
   Accumulation unit value at beginning of period***...............................................   10.000      N/A      N/A
   Accumulation unit value at end of period........................................................   12.347      N/A      N/A
   Number of accumulation units outstanding at end of period (000's omitted).......................       --       --       --
Mutual Shares Securities Subaccount
   Accumulation unit value at beginning of period***...............................................   10.000      N/A      N/A
   Accumulation unit value at end of period........................................................   11.943      N/A      N/A
   Number of accumulation units outstanding at end of period (000's omitted).......................       --       --       --
Templeton Developing Markets Securities Subaccount
   Accumulation unit value at beginning of period***...............................................   10.000      N/A      N/A
   Accumulation unit value at end of period........................................................   14.422      N/A      N/A
   Number of accumulation units outstanding at end of period (000's omitted).......................       --       --       --
AIM V.I. Real Estate Subaccount (formerly INVESCO VIF-Real Estate Opportunity Subaccount)
   Accumulation unit value at beginning of period***...............................................   10.000      N/A      N/A
   Accumulation unit value at end of period........................................................   13.029      N/A      N/A
   Number of accumulation units outstanding at end of period (000's omitted).......................       --       --       --
INVESCO VIF--Financial Services Subaccount
   Accumulation unit value at beginning of period***...............................................   10.000      N/A      N/A
   Accumulation unit value at end of period........................................................   12.173      N/A      N/A
   Number of accumulation units outstanding at end of period (000's omitted).......................       --       --       --
INVESCO VIF--Health Sciences Subaccount
   Accumulation unit value at beginning of period***...............................................   10.000      N/A      N/A
   Accumulation unit value at end of period........................................................   11.795      N/A      N/A
   Number of accumulation units outstanding at end of period (000's omitted).......................       --       --       --
INVESCO VIF--Utilities Subaccount
   Accumulation unit value at beginning of period***...............................................   10.000      N/A      N/A
   Accumulation unit value at end of period........................................................   11.655      N/A      N/A
   Number of accumulation units outstanding at end of period (000's omitted).......................       --       --       --
JPMorgan International Equity Subaccount (formerly JPMorgan International Opportunities Subaccount)
   Accumulation unit value at beginning of period***...............................................   10.000      N/A      N/A
   Accumulation unit value at end of period........................................................   13.210      N/A      N/A
   Number of accumulation units outstanding at end of period (000's omitted).......................        1       --       --
JPMorgan Mid Cap Value Subaccount
   Accumulation unit value at beginning of period***...............................................   10.000      N/A      N/A
   Accumulation unit value at end of period........................................................   12.266      N/A      N/A
   Number of accumulation units outstanding at end of period (000's omitted).......................       --       --       --
JPMorgan Small Company Subaccount
   Accumulation unit value at beginning of period**................................................    9.963   12.972   10.738
   Accumulation unit value at end of period........................................................   13.283    9.963   12.972
   Number of accumulation units outstanding at end of period (000's omitted).......................       --       --        1
Janus Aspen Balanced Subaccount
   Accumulation unit value at beginning of period**................................................   21.876   23.852   22.848
   Accumulation unit value at end of period........................................................   24.461   21.876   23.852
   Number of accumulation units outstanding at end of period (000's omitted).......................       --       --       --
Janus Aspen Growth Subaccount
   Accumulation unit value at beginning of period**................................................   14.676   20.370   17.778
   Accumulation unit value at end of period........................................................   18.954   14.676   20.370
   Number of accumulation units outstanding at end of period (000's omitted).......................       --       --       --

Subaccount                                                                                 2003    2002    2001
----------                                                                                ------- ------- -------
Janus Aspen Mid Cap Growth Subaccount
   Accumulation unit value at beginning of period**...................................... $15.696 $22.216 $19.462
   Accumulation unit value at end of period.............................................. $20.790 $15.696 $22.216
   Number of accumulation units outstanding at end of period (000's omitted).............      --      --      --
Janus Aspen Worldwide Growth Subaccount
   Accumulation unit value at beginning of period**......................................  22.022  30.153  26.713
   Accumulation unit value at end of period..............................................  26.771  22.022  30.153
   Number of accumulation units outstanding at end of period (000's omitted).............      --      --      --
Janus Aspen Mid Cap Value Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000     N/A     N/A
   Accumulation unit value at end of period..............................................  13.328     N/A     N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      --      --      --
Janus Aspen Small Company Value Subaccount (formerly Janus Aspen Small Cap Value)
   Accumulation unit value at beginning of period***.....................................  10.000     N/A     N/A
   Accumulation unit value at end of period..............................................  13.381     N/A     N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      --      --      --
Oppenheimer Aggressive Growth Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000     N/A     N/A
   Accumulation unit value at end of period..............................................  11.960     N/A     N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      --      --      --
Oppenheimer Capital Appreciation Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000     N/A     N/A
   Accumulation unit value at end of period..............................................  12.267     N/A     N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      --      --      --
Oppenheimer Global Securities Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000     N/A     N/A
   Accumulation unit value at end of period..............................................  14.092     N/A     N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      --      --      --
Oppenheimer High Income Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000     N/A     N/A
   Accumulation unit value at end of period..............................................  11.025     N/A     N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      --      --      --
Oppenheimer Main Street Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000     N/A     N/A
   Accumulation unit value at end of period..............................................  12.052     N/A     N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      --      --      --
Oppenheimer Main Street Small Cap Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000     N/A     N/A
   Accumulation unit value at end of period..............................................  13.661     N/A     N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      --      --      --
Oppenheimer Strategic Bond Subaccount
   Accumulation unit value at beginning of period***.....................................  10.000     N/A     N/A
   Accumulation unit value at end of period..............................................  10.771     N/A     N/A
   Number of accumulation units outstanding at end of period (000's omitted).............      --      --      --
Scudder Bond Subaccount
   Accumulation unit value at beginning of period**......................................   7.424   7.034   7.100
   Accumulation unit value at end of period..............................................   7.647   7.424   7.034
   Number of accumulation units outstanding at end of period (000's omitted).............      --       2       1
Scudder Capital Growth Subaccount
   Accumulation unit value at beginning of period**......................................  12.652  18.225  15.863
   Accumulation unit value at end of period..............................................  15.740  12.652  18.225
   Number of accumulation units outstanding at end of period (000's omitted).............      --      --      --
Scudder International Subaccount
   Accumulation unit value at beginning of period**......................................   7.730   9.659   9.610
   Accumulation unit value at end of period..............................................   9.682   7.730   9.659
   Number of accumulation units outstanding at end of period (000's omitted).............      --       1       2
Scudder Fixed Subaccount
   Accumulation unit value at beginning of period**......................................   1.256   1.186   1.197
   Accumulation unit value at end of period..............................................   1.295   1.256   1.186
   Number of accumulation units outstanding at end of period (000's omitted).............      --      --      --
Scudder Government & Agency Securities Subaccount (formerly Scudder Government Securities
 Subaccount)
   Accumulation unit value at beginning of period**......................................   1.334   1.259   1.268
   Accumulation unit value at end of period..............................................   1.337   1.334   1.259
   Number of accumulation units outstanding at end of period (000's omitted).............      --      --      --
Scudder Growth Subaccount
   Accumulation unit value at beginning of period**......................................   1.586   2.291   2.077
   Accumulation unit value at end of period..............................................   1.939   1.586   2.291
   Number of accumulation units outstanding at end of period (000's omitted).............      --      --      --

Subaccount                                                                      2003    2002   2001
----------                                                                     ------- ------ ------
Scudder High Income Subaccount
   Accumulation unit value at beginning of period**........................... $ 0.901 $0.921 $0.876
   Accumulation unit value at end of period................................... $ 1.100 $0.901 $0.921
   Number of accumulation units outstanding at end of period (000's omitted)..      --     --     --
Scudder Money Market Subaccount
   Accumulation unit value at beginning of period**...........................   1.042  1.048  1.048
   Accumulation unit value at end of period...................................   1.029  1.042  1.048
   Number of accumulation units outstanding at end of period (000's omitted)..       9      8     --
Scudder Small Cap Growth Subaccount
   Accumulation unit value at beginning of period**...........................   0.985  1.509  1.195
   Accumulation unit value at end of period...................................   1.283  0.985  1.509
   Number of accumulation units outstanding at end of period (000's omitted)..      --     --     --
Scudder Technology Growth Subaccount
   Accumulation unit value at beginning of period**...........................   0.581  0.919  0.708
   Accumulation unit value at end of period...................................   0.835  0.581  0.919
   Number of accumulation units outstanding at end of period (000's omitted)..      --     --     --
Scudder Total Return Subaccount
   Accumulation unit value at beginning of period**...........................   1.982  2.384  2.251
   Accumulation unit value at end of period...................................   2.292  1.982  2.384
   Number of accumulation units outstanding at end of period (000's omitted)..      --     --     --
SVS Dreman Small Cap Value Subaccount
   Accumulation unit value at beginning of period***..........................  10.000    N/A    N/A
   Accumulation unit value at end of period...................................  13.593    N/A    N/A
   Number of accumulation units outstanding at end of period (000's omitted)..      --     --     --

--------
   *Commencement of Offering on July 3, 2000.
  **Commencement of Offering on October 1, 2001.
 ***Commencement of Offering on May 1, 2003.

          KILICO, THE MVA OPTION, THE SEPARATE ACCOUNT AND THE FUNDS

Kemper Investors Life Insurance Company

   We were organized in 1947 and are a stock life insurance company organized under the laws of the State of Illinois. Our offices are located at 1400 American Lane, Schaumburg, Illinois 60196. For Contract services, please write us at 1600 McConnor Parkway, Schaumburg, Illinois 60196-6801. We offer annuity and life insurance products and are admitted to do business in the District of Columbia and all states except New York. We are a wholly-owned subsidiary of Kemper Corporation, a nonoperating holding company. Kemper Corporation is a wholly-owned subsidiary of Zurich Group Holding ("ZGH"), a Swiss holding company. ZGH is owned by Zurich Financial Services ("ZFS"), a Swiss holding company.

   Effective September 3, 2003, KILICO transferred certain of its business, as well as the capital stock of its wholly-owned subsidiaries, to its former affiliate, Federal Kemper Life Assurance Company ("FKLA"). In a contemporaneous transaction, FKLA and KILICO entered into a coinsurance agreement under which FKLA administers and 100% reinsures certain lines of business currently underwritten by KILICO, including the Contracts. The coinsurance arrangement does not change KILICO's obligations to Contractholders under the Contracts and does not create any obligations for FKLA to Contractholders under the Contracts.

   The issuer, benefits and provisions of the Contracts were not changed by any of the transactions and agreements described above.

The MVA Option

   You may allocate amounts in the Market Value Adjustment ("MVA") Option to one or more Guarantee Periods with durations of one to ten years during the Accumulation Period. We may limit to three the number of Guarantee Periods available. You may choose a different Guarantee Period by preauthorized telephone instructions or by giving us written notice (see "Guarantee Periods of the MVA Option" below). The MVA Option is not available in all states. At our discretion, we may offer additional Guarantee Periods.

   The amounts allocated to the MVA Option under the Contracts are invested under the state insurance laws regulating our General Account. Assets supporting the amounts allocated to Guarantee Periods are held in a "non-unitized" separate account. However, our General Account assets are available to fund benefits under the Contracts. A non-unitized separate account is a separate account in which you do not participate in the performance of the assets through unit values. There are no discrete units for this separate account. The assets of the non-unitized separate account are held as reserves for our guaranteed obligations under the Contracts and other contracts we may issue. The assets of the separate account are not chargeable with liabilities arising out of the business conducted by any other separate account or out of any other business we may conduct.

   State insurance laws concerning the nature and quality of investments regulate our General Account investments and any non-unitized separate account investments. These laws generally permit investment in federal, state and municipal obligations, preferred and common stocks, corporate bonds, real estate mortgages, real estate and certain other investments.

   We consider many factors in establishing Guaranteed Interest Rates, including the return available on the instruments in which General Account assets are invested when establishing Guaranteed Interest Rates. We may also consider, among other factors, the duration of a Guarantee Period, regulatory and tax requirements, sales commissions and administrative expenses we bear, and general economic trends. (See "The Accumulation Period--Establishment of Guaranteed Interest Rates.")

   Our investment strategy is generally to match Guarantee Period liabilities with assets, such as debt instruments. We expect to invest in debt instruments such as:

      . securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government;

      . debt securities which have an investment grade, at the time of purchase, within the four (4) highest grades assigned by Moody's Investors Services, Inc. ("Moody's") (Aaa, Aa, A or Baa), Standard & Poor's Corporation ("Standard & Poor's") (AAA, AA, A or BBB), or any other nationally recognized rating service;

      . other debt instruments including issues of or guaranteed by banks or bank holding companies and corporations, which obligations, although not rated by Moody's or Standard & Poor's, are deemed by our management to have an investment quality comparable to securities which may be otherwise purchased; and

      .  options and futures transactions on fixed income securities.

   Our General Account at December 31, 2003 included approximately 90.1 percent in cash, short-term investments and investment grade fixed maturities, 0.5 percent in below investment grade (high-risk) bonds, 8.7 percent in mortgage loans and other real estate-related investments and 0.7 percent in all other investments.

   We are not obligated to invest the amounts allocated to the MVA Option according to any particular strategy, except as state insurance laws may require. For more information concerning our General Account assets, consult our Annual Report For the Fiscal Year ended December 31, 2003. (See "Annual Reports and Other Documents.")

The Separate Account

   We established the KILICO Variable Annuity Separate Account on May 29, 1981 pursuant to Illinois law as the KILICO Money Market Separate Account. The SEC does not supervise the management, investment practices or policies of the Separate Account or KILICO.

   Benefits provided under the Contracts are our obligations. Although the assets in the Separate Account are our property, they are held separately from our other assets and are not chargeable with liabilities arising out of any other business we may conduct. Income, capital gains and capital losses, whether or not realized, from the assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to the income, capital gains and capital losses arising out of any other business we may conduct.

   Sixty-two Subaccounts of the Separate Account are currently available. Each Subaccount invests exclusively in shares of one of the corresponding Portfolios. We may add or delete Subaccounts in the future.

   The Separate Account purchases and redeems shares from the Funds at net asset value. We redeem shares of the Funds as necessary to provide benefits, to deduct Contract charges and to transfer assets from one Subaccount to another as you request. All dividends and capital gains distributions received by the Separate Account from a Portfolio are reinvested in that Portfolio at net asset value and retained as assets of the corresponding Subaccount.

   The Separate Account's financial statements appear in the Statement of Additional Information.

The Funds

   The Separate Account invests in shares of the following Funds:

      . AIM Variable Insurance Funds (formerly INVESCO Variable Investment Funds, Inc.)

      .  The Alger American Fund

      .  American Century Variable Portfolios, Inc.

      .  Credit Suisse Trust

      .  Dreyfus Investment Portfolios

      .  The Dreyfus Socially Responsible Growth Fund, Inc.

      .  Dreyfus Variable Investment Fund

      .  Fidelity Variable Insurance Products Funds

      .  Franklin Templeton Variable Insurance Products Trust

      .  J.P. Morgan Series Trust II

      .  Janus Aspen Series

      .  One Group Investment Trust

      .  Oppenheimer Variable Account Funds

      .  Scudder Variable Series I

      .  Scudder Variable Series II

   The Funds provide investment vehicles for variable life insurance and variable annuity contracts. Shares of the Funds are sold only to insurance company separate accounts and qualified retirement plans. Shares of the Funds may be sold to separate accounts of other insurance companies, whether or not affiliated with us. It is conceivable that in the future it may be disadvantageous for variable life insurance separate accounts and variable annuity separate accounts of companies unaffiliated with us, or for variable life insurance separate accounts, variable annuity separate accounts and qualified retirement plans to invest simultaneously in the Funds. Currently, we do not foresee disadvantages to variable life insurance owners, variable annuity owners or qualified retirement plans. The Funds monitor events for material conflicts between owners and determine what action, if any, should be taken. In addition, if we believe that the Funds' responses to any of those events insufficiently protects Owners, we will take appropriate action.

   The Funds may consist of separate Portfolios. The assets of each Portfolio are held separate from the assets of the other Portfolios, and each Portfolio has its own distinct investment objective and policies. Each Portfolio operates as a separate investment fund, and the investment performance of one Portfolio has no effect on the investment performance of any other Portfolio.

   The 62 Portfolios or Funds are summarized below:

The Alger American Fund

   Alger American Growth Portfolio seeks long-term capital appreciation.

   Alger American MidCap Growth Portfolio seeks long-term capital appreciation.

   Alger American Small Capitalization Portfolio seeks long-term capital appreciation.

American Century Variable Portfolios, Inc.

   American Century VP Income & Growth Portfolio seeks capital growth by investing in common stocks. Income is a secondary objective.

   American Century VP Value Portfolio seeks long-term capital growth. Income is a secondary objective.

Credit Suisse Trust

   Credit Suisse Trust-Emerging Markets Portfolio seeks long-term growth of capital by investing in equity securities of companies located or conducting a majority of their business in emerging markets.

Dreyfus Investment Portfolios

   Dreyfus IP MidCap Stock Portfolio seeks investment results that are greater than the total return performance of medium-size domestic companies in the aggregate as represented by the Standard and Poor's MidCap 400(R) Index.

The Dreyfus Socially Responsible Growth Fund, Inc.

   The Fund's primary goal is to provide capital growth with current income as a secondary goal. To pursue this goal, the Fund normally invests at least 80% of its assets in common stocks of companies that, in the opinion of the Fund's management, not only meet traditional investment standards, but also conduct their business in a manner that contributes to the enhancement of the quality of life in America.

Dreyfus Variable Investment Fund

   Dreyfus VIF Small Company Stock Portfolio seeks capital appreciation.

Fidelity Variable Insurance Products Funds

   Fidelity VIP Contrafund Portfolio (Initial Class Shares) seeks long-term capital appreciation.

   Fidelity VIP Equity-Income Portfolio (Initial Class Shares) seeks reasonable income. The fund will also consider the potential for capital appreciation. The fund seeks a yield which exceeds the composite yield on the securities comprising the S&P(R) 500.

   Fidelity VIP Growth Portfolio (Initial Class Shares) seeks capital appreciation.

   Fidelity VIP Index 500 Portfolio (Service Class 2 Shares) seeks investment results that correspond to the total return of common stocks publicly traded in the United States, as represented by the S&P(R) 500.

Franklin Templeton Variable Insurance Products Trust

   Franklin Rising Dividends Securities Fund seeks long-term capital appreciation, with preservation of capital as an important consideration.

   Franklin Small Cap Value Securities Fund seeks long-term total return.

   Franklin Strategic Income Securities Fund seeks a high level of current income, with capital appreciation over the long term as a secondary objective.

   Franklin U.S. Government Fund seeks income.

   Franklin Zero Coupon Fund 2010 seeks as high an investment return as is consistent with capital preservation.

   Mutual Discovery Securities Fund seeks capital appreciation.

   Mutual Shares Securities Fund seeks capital appreciation, with income as a secondary goal.

   Templeton Developing Markets Securities Fund seeks long-term capital appreciation.

AIM Variable Insurance Funds (formerly INVESCO Variable Investment Funds Inc.)

   AIM V.I. Real Estate Fund (formerly INVESCO VIF-Real Estate Opportunity
Fund) seeks high total return.

   INVESCO VIF--Financial Services Fund seeks capital growth.

   INVESCO VIF--Health Sciences Fund seeks capital growth.

   INVESCO VIF--Utilities Fund seeks capital growth and current income.

J.P. Morgan Series Trust II

   JPMorgan International Equity Portfolio (formerly JPMorgan International Opportunities Portfolio) seeks to provide high total return from a portfolio of equity securities of foreign companies.

   JPMorgan Mid Cap Value Portfolio seeks growth from capital appreciation.

   JPMorgan Small Company Portfolio seeks to provide high total return from a portfolio of small company stocks.

Janus Aspen Series

   Janus Aspen Balanced Portfolio seeks long-term capital growth, consistent with preservation of capital and balanced by current income.

   Janus Aspen Growth Portfolio seeks long-term growth of capital in a manner consistent with the preservation of capital.

   Janus Aspen Mid Cap Growth Portfolio seeks long-term growth of capital.

   Janus Aspen Mid Cap Value Portfolio seeks capital appreciation.

   Janus Aspen Small Company Value Portfolio (formerly Janus Aspen Small Cap Value Portfolio) seeks capital appreciation.

   Janus Aspen Worldwide Growth Portfolio seeks long-term growth of capital in a manner consistent with the preservation of capital.

One Group Investment Trust

   One Group Investment Trust Bond Portfolio seeks to maximize total return by investing primarily in a diversified portfolio of intermediate- and long-term debt securities.

   One Group Investment Trust Government Bond Portfolio seeks a high level of current income with liquidity and safety of principal.

   One Group Investment Trust Balanced Portfolio seeks to provide total return while preserving capital.

   One Group Investment Trust Large Cap Growth Portfolio seeks long-term capital appreciation and growth of income by investing primarily in equity securities.

   One Group Investment Trust Equity Index Portfolio seeks investment results that correspond to the aggregate price and dividend performance of securities in the Standard & Poor's 500 Composite Stock Price Index (S&P 500 Index)

   One Group Investment Trust Diversified Equity Portfolio seeks long-term capital growth and growth of income with a secondary objective of providing a moderate level of current income.

   One Group Investment Trust Mid Cap Growth Portfolio seeks growth of capital and secondarily, current income by investing primarily in equity securities.

   One Group Investment Trust Diversified Mid Cap Portfolio seeks long-term capital growth by investing primarily in equity securities of companies with intermediate capitalizations.

   One Group Investment Trust Mid Cap Value Portfolio seeks capital appreciation with the secondary goal of achieving current income by investing primarily in equity securities.

Oppenheimer Variable Account Funds

   Oppenheimer Aggressive Growth Fund/VA seeks capital appreciation by investing in "growth type" companies.

   Oppenheimer Capital Appreciation Fund/VA seeks capital appreciation.

   Oppenheimer Global Securities Fund/VA seeks long-term capital appreciation.

   Oppenheimer High Income Fund/VA seeks a high level of current income.

   Oppenheimer Main Street Fund(R)/VA seeks high total return which includes growth in the value of its shares as well as current income from equity and debt securities.

   Oppenheimer Main Street Small Cap Fund(R)/VA seeks capital appreciation.

   Oppenheimer Strategic Bond Fund/VA seeks a high level of current income principally derived from interest on debt securities.

Scudder Variable Series I

   Scudder Bond Portfolio seeks to provide a high level of income consistent with a high quality portfolio of debt securities.

   Scudder Capital Growth Portfolio seeks to maximize long-term capital growth through a broad and flexible investment program.

   Scudder International Portfolio seeks long-term growth of capital primarily through diversified holdings of marketable foreign equity investments.

Scudder Variable Series II

   Scudder Fixed Income Portfolio seeks high current income.

   Scudder Government & Agency Securities Portfolio (formerly Scudder Government Securities Portfolio) seeks high current income consistent with preservation of capital.

   Scudder Growth Portfolio seeks maximum appreciation of capital.

   Scudder High Income Portfolio seeks to provide a high level of current income.

   Scudder Money Market Portfolio seeks maximum current income to the extent consistent with stability of principal.

   Scudder Small Cap Growth Portfolio seeks maximum appreciation of investors' capital.

   Scudder Technology Growth Portfolio seeks growth of capital.

   Scudder Total Return Portfolio seeks a high total return, a combination of income and capital appreciation.

   SVS Dreman Small Cap Value Portfolio seeks long-term capital appreciation.
--------
*"Standard & Poor's(R)," "S&P(R)" and "S&P MidCap 400(R)" are trademarks of The
 McGraw-Hill Companies, Inc. The Dreyfus Corporation has been licensed to use such trademarks, as applicable. The Dreyfus IP MidCap Stock Portfolio is not sponsored, endorsed, sold or promoted by Standard & Poor's(R), and Standard & Poor's(R) makes no representation regarding the advisability of investing in the Portfolio. Additional information may be found in the Portfolio's Statement of Additional Information.

                               -----------------

   The Portfolios may not achieve their stated objectives. More detailed information, including a description of risks involved in investing in the Portfolios, is found in the Funds' prospectuses accompanying this Prospectus, and Statements of Additional Information available from us upon request.

   Fred Alger Management, Inc. serves as the investment adviser for the available Portfolios of The Alger American Fund. American Century Investment Management, Inc. serves as the investment adviser for the two available Portfolios of the American Century Variable Portfolios, Inc. Credit Suisse Asset Management, LLC ("CSAM") is the investment adviser for the Credit Suisse Trust-Emerging Markets Portfolio CSAM's Australian and U.K. affiliates, located in Sydney, Australia and London, U.K., respectively, and each known as Credit Suisse Asset Management Limited, serve as sub-advisers for the Credit-Suisse Trust-Emerging Markets Portfolio. The Dreyfus Corporation serves as the investment adviser for the available Portfolio of the Dreyfus Investment Portfolios, The Dreyfus Socially Responsible Growth Fund, Inc. and the available Portfolio of the Dreyfus Variable Investment Fund. Fidelity Management & Research Company is the investment adviser for the available Portfolios of the Fidelity Variable Insurance Products Funds. Fidelity Management & Research (U.K.) Inc. (FMR U.K.), in London, England, Fidelity Management & Research (Far East), Fidelity Investments Japan Limited (FIJ), in Tokyo, Japan and FMR Co., Inc. (FMRC) serve as the sub-advisers for the

Fidelity VIP Contrafund(R) Portfolio. FMR Co., Inc. FMRC serves as the sub-adviser for the Fidelity VIP Equity-Income Portfolio and the Fidelity VIP Growth Portfolio. Geode Capital Management, LLC serves as sub-adviser for the Fidelity VIP Index 500 Portfolio.

   Franklin Advisory Services, LLC is the investment adviser for the Franklin Rising Dividends Securities Fund and the Franklin Small Cap Value Securities Fund. Franklin Advisers, Inc. is the investment adviser for the Franklin Strategic Income Securities Fund, the Franklin U.S. Government Fund and the Franklin Zero Coupon Fund 2010. Franklin Mutual Advisers, LLC is the investment adviser for the Mutual Discovery Securities Fund and the Mutual Shares Securities Fund. Templeton Asset Management Ltd. is the investment adviser for the Templeton Developing Markets Securities Fund. AIM Advisors, Inc. is the investment adviser for the available Portfolios of AIM Variable Insurance Funds (formerly INVESCO Variable Investment Funds, Inc.) INVESCO Institutional (N.A.), Inc. is the sub-adviser for the available Portfolios of AIM Variable Insurance Funds. J.P. Morgan Investment Management Inc. is the investment adviser for the available Portfolios of the J.P. Morgan Series Trust II. Janus Capital Management LLC (formerly Janus Capital Corporation) is the investment adviser for the available Portfolios of the Janus Aspen Series. Banc One Investment Advisors Corporation is the investment adviser for the available Portfolios of the One Group Investment Trust. Oppenheimer Funds, Inc. is the investment manager for the available Portfolios of the Oppenheimer Variable Account Funds. Deutsche Investment Management Americas Inc. serves as the investment manager for each of the available Portfolios of Scudder Variable Series I and Scudder Variable Series II. Dreman Value Management, L.L.C serves as the subadviser for the SVS Dreman Small Cap Portfolio. The investment advisers are paid fees for their services by the Funds they manage. We may receive compensation from the investment advisers of the Funds for services related to the Funds. Such compensation will be consistent with the services rendered or the cost savings resulting from the arrangement. Such compensation typically is a percentage of Separate Account assets invested in the relevant Fund and generally may range up to 0.30% annually of net assets. We may also receive Rule 12b-1 fees directly from the Funds for providing services related to shares of Portfolios offered in connection with a Rule 12b-1 plan.

Change of Investments

   We reserve the right to make additions to, deletions from, or substitutions for the shares held by the Separate Account or that the Separate Account may purchase. We reserve the right to eliminate the shares of any of the Portfolios and to substitute shares of another portfolio or of another investment company, if the shares of a Portfolio are no longer available for investment, or if in our judgment further investment in any Portfolio becomes inappropriate. We will not substitute any shares attributable to any shares held by a Subaccount without prior notice and the SEC's prior approval, if required. The Separate Account may purchase other securities for other series or classes of contracts, or may permit a conversion between series or classes of contracts on the basis of requests made by Owners.

   We may establish additional subaccounts of the Separate Account, each of which would invest in a new portfolio of the Funds, or in shares of another investment company. New subaccounts may be established when marketing needs or investment conditions warrant. New subaccounts may be made available to existing Owners as we determine. We may also eliminate or combine one or more subaccounts, transfer assets, or substitute one subaccount for another subaccount if marketing, tax, or investment conditions warrant. We will notify all Owners of these changes.

   If we deem it to be in the best interests of persons having voting rights under the Contract, the Separate Account may be:

      . operated as a management company under the Investment Company Act of 1940 ("1940 Act");

      . deregistered under that Act in the event such registration is no longer required; or

      .  combined with our other separate accounts.

   To the extent permitted by law, we may transfer the assets of the Separate Account to another separate account or to the General Account.

                                 THE CONTRACTS

A. General Information.

   The minimum initial Purchase Payment is $10,000 and the minimum subsequent Purchase Payment is $100. Total Purchase Payments in excess of $1,000,000 per Contract Year require our prior approval.

   We may, at any time, amend the Contract in accordance with changes in the law, including applicable tax laws, regulations or rulings, and for other purposes.

   You may examine a Contract and return it for a refund during the "free look" period. The length of the free look period depends upon the state in which the Contract is issued. However, it will be at least 10 days from the date you receive the Contract. The amount of the refund depends on the state in which the Contract is issued. Generally, it will be an amount at least equal to the Separate Account Contract Value plus the amounts of Purchase Payments in the Guarantee Periods on the date we receive the returned Contract, without any deduction for Records Maintenance Charges. Some states require the return of the Purchase Payment. In addition, a special free look period applies in some circumstances to Contracts issued as Individual Retirement Annuities, Simplified Employee Pensions--IRAs or as Roth Individual Retirement Annuities.

   You designate the Beneficiary. If you or the Annuitant dies, and no designated Beneficiary or contingent Beneficiary is alive at that time, we will pay your or the Annuitant's estate.

   Under a Qualified Contract, the provisions of the applicable plan may prohibit a change of Beneficiary. Generally, an interest in a Qualified Contract may not be assigned.

   During the Accumulation Period, you may change a Beneficiary at any time by signing our form. No Beneficiary change is binding on us until we receive it. We assume no responsibility for the validity of a Beneficiary change.

   Amounts payable during the Annuity Period may not be assigned. In addition, to the extent permitted by law, annuity payments are not subject to levy, attachment or other judicial process for the payment of the payee's debts or obligations.

                            THE ACCUMULATION PERIOD

A. Application of Purchase Payments.

   You allocate your Purchase Payments to the Subaccount(s) or Guarantee Period(s). The amount of each Purchase Payment allocated to a Subaccount is based on the value of an Accumulation Unit, as computed after we receive the Purchase Payment. Generally, we determine the value of an Accumulation Unit as of 3:00 p.m. Central time on each day that the New York Stock Exchange is open for trading. Purchase Payments allocated to a Guarantee Period begin earning interest one day after we receive them. With respect to initial Purchase Payments, the amount is credited no later than 2 business days after the application for the Contract is complete. After the initial purchase, we determine the number of Accumulation Units credited by dividing the Purchase Payment allocated to a Subaccount by the Subaccount's Accumulation Unit value, as computed after we receive the Purchase Payment.

   Some of the Funds reserve the right to delay or refuse purchase requests from the Separate Account, as may be further described in their prospectuses and/or statements of additional information. Therefore, if you request a transaction under your Contract that is part of a purchase request delayed or refused by a Fund, we will be unable to process your request. In that event, we will notify you promptly in writing or by telephone.
   The number of Accumulation Units will not change due to investment experience. Accumulation Unit value varies to reflect the investment experience of the Subaccount and the assessment of charges against the Subaccount, other than the Records Maintenance Charge. The number of Accumulation Units and Accumulated Guarantee Period Value is reduced when the Records Maintenance Charge is assessed (see "Records Maintenance Charge" below).

   If we are not provided with information sufficient to establish a Contract or to properly credit the initial Purchase Payment, we will promptly request the necessary information. If the requested information is not furnished within five business days after we receive the initial Purchase Payment, or if we determine that we cannot issue the Contract within the five day period, we will return the initial Purchase Payment to you, unless you consent to our retaining the Purchase Payment until the application is completed.

   Our "Protect Your Future Program" allows you to choose a Guarantee Period and one or more Subaccounts. The percentage allocated to a Guarantee Period will depend on the current interest rate and length of the Guarantee Period chosen. At the end of the Guarantee Period, the Purchase Payment amount in that account will have grown to the full value of the initial Purchase Payment. The balance will be invested in one or more Subaccounts. Due to interest rate changes, the amount of the Purchase Payment allocated to a Guarantee Period will not be known until the Contract is actually issued.

B. Accumulation Unit Value.

   Each Subaccount has Accumulation Unit values. When Purchase Payments or other amounts are allocated to a Subaccount, the number of units credited is based on the Subaccount's applicable Accumulation Unit value at the end of the current Valuation Period. When amounts are transferred out of or deducted from a Subaccount, units are canceled in a similar manner.

   The Accumulation Unit value for each subsequent Valuation Period is the investment experience factor for that Valuation Period times the Accumulation Unit value for the preceding Valuation Period. Each Valuation Period has a single Accumulation Unit value which applies to each day in the Valuation Period.

   Each Subaccount has its own investment experience factor. The investment experience of the Separate Account is calculated by applying the investment experience factor to the Accumulation Unit value in each Subaccount during a Valuation Period.

   The investment experience factor of a Subaccount for any Valuation Period is determined by the following formula:

      (a divided by b) minus c, where:

      (a) is the net result of:

      . the net asset value per share of the investment held in the Subaccount determined at the end of the current Valuation Period; plus

      . the per share amount of any dividend or capital gain distributions made by the investments held in the Subaccount, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

      . a charge or credit for any taxes reserved for the current Valuation Period which we determine have resulted from the investment operations of the Subaccount;

      (b) is the net asset value per share of the investment held in the Subaccount determined at the end of the preceding Valuation Period;

      (c) is the factor representing asset based charges (the mortality and expense risk and administration charges plus any applicable charges for optional death or income benefits).

C. Guarantee Periods of the MVA Option.

   You may allocate Purchase Payments or transfer Contract Value to one or more Guarantee Periods then offered with durations of one to ten years. We may limt the number of Guarantee Periods to three. The number of Guarantee Periods may also vary by state. Each Guarantee Period has a Guaranteed Interest Rate that will not change during the Guarantee Period. Interest is credited daily at the effective annual rate. The minimum Purchase Payment is $5,000 per MVA Option per allocation.

   The following example illustrates how we credit Guarantee Period interest.

               EXAMPLE OF GUARANTEED INTEREST RATE ACCUMULATION

             Purchase Payment.......... $40,000
             Guarantee Period..........  5 Years
             Guaranteed Interest Rate..  1.55% Effective Annual
                                        Rate

                                Interest   Cumulative
                                Credited    Interest
                          Year During Year  Credited
                          ---- ----------- ----------
                           1..   $620.00   $  620.00
                           2..    629.61    1,249.61
                           3..    639.37    1,888.98
                           4..    649.28    2,538.26
                           5..    659.34    3,197.60

   Accumulated Value at the end of 5 years is:

                       $40,000 + $3,197.60 = $43,197.60

   Note: This example assumes that no withdrawals or transfers are made during the five-year period. If you make withdrawals or transfers during this period, Market Value Adjustments apply.

   The hypothetical interest rate is not intended to predict future Guaranteed Interest Rates. Actual Guaranteed Interest Rates for any Guarantee Period may be more or less than those shown.

   We send written notice 30 days before the beginning of a new Guarantee Period. If you do not elect a new Allocation Option, the MVA assets will be transferred automatically to the Scudder Money Market Subaccount on the Guarantee Period maturity date. You may choose a different Guarantee Period by preauthorized telephone instructions or by giving us written notice. (See "Market Value Adjustment" below.)

   The amount reinvested at the beginning of a new Guarantee Period is the Guarantee Period Value for the Guarantee Period just ended. The Guaranteed Interest Rate in effect when the new Guarantee Period begins applies for the duration of the new Guarantee Period.

   You may call us at 1-888-477-9700 or write to Kemper Investors Life Insurance Company, Customer Service, 1600 McConnor Parkway, Schaumburg, Illinois 60196-6801 for the new Guaranteed Interest Rates.

D. Establishment of Guaranteed Interest Rates.

   We declare the Guaranteed Interest Rates for each of the ten durations of Guarantee Periods from time to time as market conditions and other factors dictate. Once established, rates are guaranteed for the respective Guarantee Periods. We advise you of the Guaranteed Interest Rate for a chosen Guarantee Period when we receive a Purchase Payment, when a transfer is made or when a Guarantee Period renews. Withdrawals of Accumulated Guarantee Period Value are subject to a Market Value Adjustment. (See "Market Value Adjustment" below.)

   We have no specific formula for establishing the Guaranteed Interest Rates. The determination may be influenced by, but not necessarily correspond to, the current interest rate environment. (See "The MVA Option".) We may also consider, among other factors, the duration of a Guarantee Period, regulatory and tax requirements, sales commissions and administrative expenses we bear, and general economic trends.

   We make the final determination of the Guaranteed Interest Rates to be declared.

   We cannot predict or guarantee the level of future Guaranteed Interest Rates.

E. Contract Value.

   On any Valuation Date, Contract Value equals the total of:

      .  the number of Accumulation Units credited to each Subaccount, times

      . the value of a corresponding Accumulation Unit for each Subaccount, plus

      .  Accumulated Guarantee Period Value.

F. Transfers During the Accumulation Period.

   During the Accumulation Period, you may transfer your Contract Value among the Subaccounts and the Guarantee Periods, subject to the following provisions:

      . the Contract Value transferred into or out of the Guarantee Periods must be at least $5,000, unless the entire Guarantee Period Value is transferred;

      . we reserve the right to charge $25 for each transfer (that is not part of Automatic Asset Rebalancing or the Dollar Cost Averaging program) in excess of 12 transfers in a Contract Year.

   In addition, transfers of Guarantee Period Value before the Guarantee Period end date are subject to a Market Value Adjustment. Because a transfer before the end of a Guarantee Period is subject to a Market Value Adjustment, the amount transferred from the Guarantee Period may be more or less than the requested dollar amount.

   If you authorize a third party to transact transfers on your behalf, we will reallocate the Contract Value pursuant to the third party's instructions. However, we take no responsibility for any third party asset allocation or investment advisory service or program. We may suspend or cancel acceptance of a third party's instructions at any time and may restrict the investment options available for transfer under third party authorizations.

   We make transfers pursuant to written or telephone instructions specifying in detail the requested changes. Transfers involving a Subaccount are based upon the Accumulation Unit values, as calculated after we receive transfer instructions. We may suspend, modify or terminate the transfer provision. We disclaim all liability if we follow in good faith instructions given in accordance with our procedures, including requests for personal identifying information, that are designed to limit unauthorized use of the privilege. Therefore, you bear the risk of loss in the event of a fraudulent telephone transfer.

   The following transfers must be requested through standard United States mail:

      .  transfers in excess of $250,000 per Contract, per day, and

      . transfers into and out of the Credit Suisse Trust-Emerging Markets, the JPMorgan International Equity, the Janus Aspen Worldwide Growth, the Mutual Discovery Securities, the Oppenheimer Global Securities Fund/VA, the Scudder International and the Templeton Developing Market Securities Subaccounts in excess of $50,000, per Contract, per day.

   These administrative procedures have been adopted under the Contract to protect the interests of Contract Owners from the adverse effects of frequent and large transfers into and out of variable annuity Subaccounts that can adversely affect the investment management of the underlying Portfolios. We reserve the right to further amend the transfer procedures in the interest of protecting Contract Owners.

   Some of the Funds reserve the right to delay or refuse purchase requests from the Separate Account, as may be further described in their prospectuses and/or statements of additional information. Therefore, if you request a transaction under your Contract that is part of a purchase request delayed or refused by a Fund, we will be unable to process your request. In that event, we will notify you promptly in writing or by telephone.

G. Market Timing

   The Contract is not designed for organizations or individuals engaged in market timing strategies in response to short-term fluctuations in the market, involving frequent transfers, transfers into and out of a Subaccount over a short period of time, or transfers representing a substantial percentage of the assets of any Subaccount. You should not purchase the Contract if you intend to engage in such market timing strategies. Market timing strategies may be disruptive to the management of the underlying Portfolios in which the Subaccounts invest and therefore, may be detrimental to Contract Owners.

   We maintain policies and procedures in an effort to control disruptive market timing activity. We do not exempt any persons or class of persons from these policies. As part of our procedures, we will monitor trading activity. If we identify market timing strategies that we believe to be detrimental to Contract Owners, we reserve the right, in our sole discretion and without prior notice, to take action. The actions we may take include, but are not limited to:

      . Termination of transfer privileges, or termination of telephone or electronic transfer privileges;

      .  Requiring a minimum time between transfers;

      .  Limiting the total number of transfers;

      .  Limiting the dollar amount that may be transferred at one time;

      .  Refusing any transfer request; and

      . Not accepting transfer requests of someone acting on behalf of more than one Owner (in which case, we will notify the person making the request by telephone or in writing of our decision not to accept the transfer requests).

   Although we will monitor transfer activity and as appropriate impose restrictions as described above, there is no assurance that we will be able to identify and curtail all potentially disruptive market timing activity. We review our policies and procedures from time to time and reserve the right to change them.

H. Partial Withdrawals During the Accumulation Period.

   You may redeem some or all of the Contract Value minus previous withdrawals, plus or minus any applicable Market Value Adjustment. Withdrawals will have tax consequences. (See "Federal Income Taxes.") A withdrawal of the entire Contract Value is called a surrender. Your ability to surrender may be limited by the terms of a qualified plan. (See "Federal Income Taxes.")

   In any Contract Year, you may make a partial withdrawal, subject to the following:

      .  the partial withdrawal from the Subaccounts must be at least $500,

      . the minimum withdrawal from the Guarantee Periods must be at least $5,000 (before any Market Value Adjustment),

      . at least $5,000 of Contract Value less Debt must remain in the Contract after the withdrawal,

      . if there is an outstanding loan the greater of $5,000 or 20% of Contract Value must be retained in the Contract, and

      . transfers, rollovers, and exchanges are not permitted if there is an outstanding loan.

   If Contract Value is allocated to more than one Allocation Option, you must specify the source of the partial withdrawal. If you do not specify the source, we (1) cancel Accumulation Units on a pro rata basis from all Subaccounts in which you have an interest and (2) redeem ratably from the Guarantee Periods.

   Election to withdraw shall be made in writing to Kemper Investors Life Insurance Company, Customer Service, 1600 McConnor Parkway, Schaumburg, Illinois 60196-6801 and should be accompanied by the Contract if surrender is requested. Withdrawal requests are processed only on days when the New York Stock Exchange is open. The Withdrawal Value attributable to the Subaccounts is determined on the basis on the Accumulation Unit values, as calculated after we receive the request. The Withdrawal Value attributable to the Subaccounts is paid within 7 days after we receive the request. However, we may suspend withdrawals or delay payment:

      .  during any period when the New York Stock Exchange is closed,

      . when trading in a Portfolio is restricted or the SEC determines that an emergency exists, or

      .  as the SEC by order may permit.

   For withdrawal requests from the MVA Option, we may defer any payment for up to six months, as permitted by state law. During the deferral period, we will continue to credit interest at the current Guaranteed Interest Rate for the same Guarantee Period.

I. Market Value Adjustment.

   Any withdrawal, transfer or annuitization of Guarantee Period Values, unless effected on the Guarantee Period end date or during the "free look" period, may be adjusted up or down by a Market Value Adjustment.

   The Market Value Adjustment reflects the relationship between

      . the currently established interest rate ("Current Interest Rate") for a Guarantee Period equal to the remaining length of the Guarantee Period, rounded to the next higher number of complete years, and

      . the Guaranteed Interest Rate applicable to the amount being withdrawn. Generally, if the Guaranteed Interest Rate is the same or lower than the applicable Current Interest Rate, the

        Market Value Adjustment reduces Guarantee Period Value and results in a lower payment. Thus, if interest rates increase, the withdrawal could be less than the original Purchase Payment or the original amount allocated to a Guarantee Period. Conversely, if the Guaranteed Interest Rate is higher than the applicable Current Interest Rate, the Market Value Adjustment increases Guarantee Period Value and results in a higher payment.

   The Market Value Adjustment (MVA) uses this formula:

                         MVA = GPV x .075 x (J- I) x N

   Where:

   GPV is the Guarantee Period Value being withdrawn,

   I is the Guaranteed Interest Rate being credited to the Guarantee Period Value (GPV) subject to the Market Value Adjustment,

   J is the Current Interest Rate we declare, as of the effective date of the application of the Market Value Adjustment, for current allocations to a Guarantee Period the length of which is equal to the Guarantee Period for the Guarantee Period Amount subject to the Market Value Adjustment, and

   N is the number of months remaining in the Guarantee Period.

   The .075 factor used in the MVA formula is based on testing a number of interest rate scenarios so that the entire formula provides reasonable financial parity between terminating and continuing Contract Owners and between Contract Owners and us with respect to changes in interest rates and asset values during various time periods.

   For an illustration showing an upward and a downward adjustment, see Appendix A.

J. Death Benefit.

   If you (or the last surviving Annuitant) die during the Accumulation Period, prior to attaining age 75, the Beneficiary will be paid the greatest of:

      .  the Contract Value less Debt, or

      . the total amount of Purchase Payments, minus both Debt and the aggregate dollar amount of all previous partial withdrawals, or

      . the amount that would have been payable in the event of a full surrender on the date of death.

   If you (or the last surviving Annuitant) die at age 75 or later, the death benefit is the Contract Value minus Debt or, if larger, the amount that would have been paid in the event of a full surrender.

   You or the Beneficiary, as appropriate, may elect to have all or a part of the death benefit proceeds paid to the Beneficiary under one of the Annuity Options described under "Annuity Options" below.

   For Non-Qualified Contracts, if you are not the Annuitant and you die before the Annuitant, the death benefit will be paid to your designated Beneficiary. The available Annuity Options are limited by the Code, as described under "Annuity Options". The death benefit is determined as stated above, except your age at death is used in determining the amount payable. If the Beneficiary is your surviving spouse, the surviving spouse may elect to be treated as the successor Owner of the Contract and is not required to begin death benefit distribution. The issue age of the deceased Owner applies in computing the death benefit, payable at the death of a spouse who has elected to be treated as the successor Owner.

Guaranteed Minimum Death Benefit Rider.

   The Guaranteed Minimum Death Benefit Rider ("GMDB") is an optional Contract rider. You must elect GMDB on the initial Contract application provided the oldest Owner is 80 years old or younger at the time the Contract is issued. You cannot elect the GMDB rider after the date we issue the Contract. We reserve the right to offer the GMDB rider to outstanding Contracts, and we may discontinue the offering of the GMDB rider at any time. GMDB coverage may not be terminated. The current charge for the GMDB rider is 0.15% of the Contract Value. The GMDB rider may not be available in all states or through all distributors.

   If you elect the GMDB rider, a death benefit will be paid to the designated Beneficiary upon the death of the Owner, a joint Owner, or the last surviving Annuitant, during the Accumulation Period. If the Owner is not a natural person, we will pay the death benefit upon the death of any Annuitant. We will pay the death benefit to the Beneficiary when we receive due proof of death. We will then have no further obligation under the Contract.

   We compute (1) below at the end of the Valuation Period following our receipt of due proof of death and the return of the Contract. We compute (2) and (3) below as of the date of death. The proof may be a certified death certificate, or any other written proof satisfactory to us. The amount of the death benefit will be equal to the greater of items (1), (2) or (3) listed below, less Debt:

      (1) the Contract Value or, if greater, the amount that would have been payable in the event of a full surrender on the date of death;

      (2) the total amount of Purchase Payments less adjustments for withdrawals accumulated at 5.00% per year to the earlier of your 85th birthday or date of death, increased by Purchase Payments made from your 85th birthday to the date of death and decreased by any adjustments for withdrawals from your 85th birthday to the date of death; or

      (3) the greatest anniversary value immediately preceding the earlier of your 86th birthday or date of death, increased by Purchase Payments made since the date of the greatest anniversary value and decreased by any adjustments for withdrawals since that date. The anniversary value equals the Contract Value on each Contract anniversary during the Accumulation Period.

   An adjustment for a withdrawal is the sum of any amount available as a dollar for dollar reduction, and a proportionate reduction. The maximum dollar for dollar reduction is 5% of the Dollar for Dollar Base, less any prior dollar for dollar withdrawals in the Contract Year. The Dollar for Dollar Base is total premiums less withdrawals assessed a withdrawal charge and less any withdrawal charges. A proportionate reduction is applicable when the withdrawal and any withdrawal charges exceed the maximum dollar for dollar reduction. The proportionate reduction is the amount in (2) and/or (3), reduced by any dollar for dollar reduction, multiplied by (a) divided by (b), where:

      (a) is the withdrawal plus any withdrawal charges reduced by any dollar for dollar reduction, and

      (b) is the Contract Value, adjusted by any Market Value Adjustment, reduced by any dollar for dollar reduction.

   The death benefit may be paid in a lump sum. This sum may be deferred for up to five years from the date of death. Instead of a lump sum payment, the Beneficiary may elect to have the death benefit distributed as stated in Annuity Option 1 for a period not to exceed the Beneficiary's life expectancy, or Annuity Option 2 or Annuity Option 3 with the guarantee period based upon the life expectancy of the Beneficiary as prescribed by federal regulations. The Beneficiary must make this choice within 60 days of the time we receive due proof of death, and distribution must commence within one year of the date of death.

   If the Beneficiary is not a natural person, the Beneficiary must elect that the entire death benefit be distributed within five years of your death. Distribution of the death benefit must start within one year after your death. It may start later if prescribed by federal regulations.

   If the Contract was issued as a Non-Qualified Contract, an IRA or Roth IRA and your spouse is the only primary Beneficiary when you die, your surviving spouse may elect to continue the Contract under one of three surviving spouse options.

Earnings Based Death Benefit Rider.

   The Earnings Based Death Benefit rider ("EBDB") is an optional Contract rider. The EBDB rider may be elected if the oldest Owner is 70 years old or younger at the time the Contract is issued. If you elect the EBDB rider, you must also elect the Guaranteed Minimum Death Benefit Rider (See "Guaranteed Minimum Death Benefit Rider" above). You must elect the GMDB rider on the initial Contract application. You cannot elect the EBDB rider after the date we issue the Contract. We reserve the right to offer the EBDB rider to outstanding Contracts, and we may discontinue the offering of the EBDB rider at any time. EBDB coverage may not be terminated. The current charge for the EBDB rider is 0.20% of the Contract Value. The EBDB rider may not be available in all states or through all distributors.

   If elected, the death benefit will be as follows:

      . the Guaranteed Minimum Death Benefit (See "Guaranteed Minimum Death Benefit Rider" above); plus

      .  the EBDB factor times the lesser of:

          a. remaining principal, or

          b. Contract Value minus remaining principal, but not less than zero.

   The EBDB factor is 0.40 if death occurs prior to the 10th Contract anniversary, 0.50 if death occurs between the 10th and 15th Contract anniversaries and 0.70 if death occurs on or after the 15th Contract anniversary

   Remaining principal equals total Purchase Payments less the total principal withdrawn. The amount of total principal withdrawn is calculated by totaling the amount of principal withdrawn with each withdrawal. For any withdrawal, the amount of principal withdrawn is the amount by which the withdrawal exceeds the earnings in the Contract at the time of the withdrawal. Earnings, at any given time, is the amount by which the Contract Value exceeds the excess of total Purchase Payments over total withdrawals. Purchase Payments which we receive less than one year prior to death (other than the initial Purchase Payment) are not used in calculating the amount of remaining principal. For purposes of determining EBDB, earnings will not be less than zero.

   The EBDB is calculated prior to the application of the Guaranteed Minimum Death Benefit.

K. Loans.

   The Owner of a Contract issued as a tax sheltered annuity under Section 403
(b) of the Internal Revenue Code ("Code") or with a qualified plan under Code
Section 401, may request a loan (if permitted by the qualified plan) any time during the Accumulation Period. The requirements and limitations governing the availability of loans, including the maximum amount that a participant may take as a loan, are subject to the rules in the Code, IRS regulations, and our procedures in effect at the time a loan is made. In the case of loans made under Contracts which are subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), additional requirements and limitations will apply such as those under the terms of the plan, Department of Labor regulations and ERISA. Because the rules governing loans under Code Section 403(b) contracts and ERISA qualified plans are complicated, you should consult your tax advisor before exercising the loan privilege. Failure to meet the requirements for loans may result in adverse income tax consequences to you. The loan agreement you sign will describe the restrictions and limitations applicable to the loan at the time you apply. For loans subject to ERISA, you also may wish to consult your plan administrator.

   Federal tax law requires loans to be repaid in a certain manner and over a certain period of time. For example, loans generally are required to be repaid within 5 years (except in cases where the loan was used to acquire the principal residence of the plan participant), with repayments made at least quarterly and in substantially level amortized payments over the term of the loan. Interest will be charged on your loan amount. Failure to make a loan repayment when due will result in adverse income tax consequences to you.

   Interest will be charged on your loan amount. If your Contract is not subject to ERISA, the interest rate is 5.50%. If your Contract is subject to ERISA, the interest rate is based on Moody's Corporate Bond Yield Average-Monthly Average Corporates (rounded to the nearest 0.25%). While a loan is outstanding, the value securing the loan will earn interest at the daily equivalent of the annual loan interest rate reduced by not more than 2.5%.

   If there is an outstanding loan balance when the Contract is surrendered or annuitized, or when a death benefit is paid, the amount payable will be reduced by the amount of the loan outstanding plus accrued interest. In addition, loans, whether or not repaid, will have a permanent effect on the Contract Value because the investment results of the investment accounts will apply only to the unborrowed portion of the Contract Value. The longer a loan is unpaid, the greater the effect is likely to be. The effect could be favorable or unfavorable. If investment results are greater than the rate being credited on amounts held in your loan account while your loan is unpaid, your Contract Value will not increase as rapidly as it would have if no loan were unpaid. If investment results are below that rate, your Contract Value will be greater than it would have been had no loan been outstanding.

L. Automatic Asset Rebalancing.

   You may elect Automatic Asset Rebalancing on a monthly, quarterly, semi-annual or annual basis. Contract Value held under the Dollar Cost Averaging program or MVA Option are not eligible for this option. There is no charge for this service.

                         CONTRACT CHARGES AND EXPENSES

   We deduct the following charges and expenses:

      .  mortality and expense risk charge,

      .  administration charge,

      .  records maintenance charge,

      .  applicable premium taxes,

      .  optional death benefit charges, and

      .  optional MIAA expense charge (See "Asset Allocation Service.")

   Subject to certain expense limitations, you indirectly bear investment management fees and other Fund expenses.

A. Charges Against the Separate Account.

1. Mortality and Expense Risk Charge.

   We assess each Subaccount a daily asset charge for mortality and expense risks at a rate of 1.00% per annum. Variable Annuity payments reflect the investment experience of each Subaccount but are not affected by changes in actual mortality experience or by actual expenses we incur.

   The mortality risk we assume arises from two contractual obligations. First, if you or the Annuitant die before you attain age 75, we may, in some cases, pay more than Contract Value. (See "Death Benefit".) Second, when Annuity Options involving life contingencies are selected, we assume the risk that Annuitants will live beyond actuarial life expectancies.

   We also assume an expense risk. Actual expenses of administering the Contracts may exceed the amounts we recover from the Records Maintenance Charge or the administrative cost portion of the daily asset charge.

2. Administration Charge.

   We assess each Subaccount a daily asset charge for administrative expenses at a rate of 0.25% per annum. For new Contracts we reserve the right to increase this charge to a maximum of 0.45% per annum. This charge reimburses us for expenses incurred for administering the Contracts. These expenses include your inquiries, changes in allocations, reports to you, Contract maintenance costs, and data processing costs. The administration charge covers the average anticipated administrative expenses incurred while the Contracts are in force. There is not necessarily a direct relationship between the amount of the charge and the administrative expenses of the particular Contract.

3. Guaranteed Minimum Death Benefit Rider Charge.

   The annual charge for the Guaranteed Minimum Death Benefit rider is 0.15% of the Contract Value. For Purchase Payments allocated to the General Account or any Guarantee Periods, the applicable credited rates will be reduced to reflect the relevant charge. This charge is not assessed after the Annuity Date.

4. Earnings Based Death Benefit Rider Charge.

   The annual charge for the Earnings Based Death Benefit rider is 0.20% of the Contract Value. For Purchase Payments allocated to the General Account or any Guarantee Periods, the applicable credited rates will be reduced to reflect the relevant charge. This charge is not assessed after the Annuity Date.

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B. Asset Allocation Service Charge.

   The current annual charge for the optional MIAA program is 0.50% of the Contract Value allocated under the MIAA program. The MIAA annual charge deducted from your Contract is paid to PMG and is not a Contract charge retained by us. The annual charge may be increased for new Contracts up to a maximum of 1.00%. If the MIAA charge is increased, the higher charge will be applicable only to Contracts purchased on or after the effective date of the higher MIAA charge. The MIAA Expense is paid by quarterly withdrawals from your Contract Value. The quarterly MIAA expense with respect to the amount in each Subaccount covered by the MIAA program equals the average daily number of units in that Subaccount covered by the MIAA program, multiplied by the ending unit value for that Subaccount, and multiplied by 0.125%. You will also be charged an MIAA initial set up fee of $30.00.

C. Records Maintenance Charge.

   We will assess a quarterly Records Maintenance Charge during the Accumulation Period against each Contract which has participated in one or more of the Subaccounts during the calendar quarter whether or not any Purchase Payments have been made during the year. The Records Maintenance Charge is:

      . $7.50 quarterly for Contracts with Contract Value under $25,000 on the date of assessment.

      . $3.75 quarterly for Contracts with Contract Value between $25,000 and $50,000 on the date of assessment.

      . No Records Maintenance Charge for Contracts with Contract Value of $50,000 or more on the date of assessment.

   The Record Maintenance Charge is not assessed during the Annuity Period.

   The Records Maintenance Charge is to reimburse us for expenses incurred in establishing and maintaining the records relating to a Contract's participation in the Separate Account. The Records Maintenance Charge will be assessed at the end of each calendar quarter, based on the Contract Value at that time, and will constitute a reduction in the net assets of each Subaccount.

   At any time the Records Maintenance Charge is assessed, the applicable charge will be assessed ratably against each Subaccount in which the Contract is participating and a number of Accumulation Units sufficient to equal the proper portion of the charge will be redeemed from such Subaccount. If necessary to meet the assessment, amounts are also redeemed from the Guarantee Periods.

D. Withdrawal Charge.

   There is no withdrawal charge.

E. Investment Management Fees and Other Expenses.

   Each Portfolio's net asset value may reflect the deduction of investment management fees, Rule 12b-1 fees and general operating expenses. Subject to limitations, you indirectly bear these fees and expenses. (See "Summary of Expenses.") Further detail is provided in the attached prospectuses for the Portfolios and the Funds' statements of additional information.

F. State Premium Taxes.

   Certain state and local governments impose a premium tax ranging from 0% to 3.5% of Purchase Payments. If we pay state premium taxes, we may charge the amount paid against Contract Value upon annuitization, unless the tax was previously assessed. See "Appendix A--State Premium Tax Chart" in the Statement of Additional Information. It is our current practice under the Contract to pay premium tax directly and not charge you. This practice is subject to change without notice.

G. Reduction or Elimination of Certain Charges.

   Contracts may be available for purchase in certain group or sponsored arrangements that qualify for reductions or elimination of certain charges, the time periods in which such charges apply, or both. Group arrangements include those in which a trustee, an employer or an association purchases Contracts covering a group of individuals. Sponsored arrangements include those in which an employer or association allows us to offer Contracts to its employees or members on an individual basis.

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   In certain circumstances, the risk of adverse mortality and expense experience for Contracts purchased in certain group or sponsored arrangements may be reduced. Then, the daily asset charge for mortality and expense costs may likewise be reduced. The administrative charge and the Records Maintenance Charge may also be reduced or eliminated if we anticipate lower administrative expenses. In certain other circumstances, sales expenses in certain group or sponsored arrangements may be reduced or eliminated.

   In determining whether a group or sponsored arrangement qualifies for reduced or eliminated charges, we will consider among other factors:

      . the size and type of group to which sales are to be made and administrative services provided, and the persistency expected from the group;

      . the total amount of Purchase Payments to be received and the method in which they will be remitted;

      .  any prior or existing relationship with us;

      .  the level of commission paid to selling broker-dealers;

      . the purpose for which the Contract is being purchased, and whether that purchase makes it likely that sales costs and administrative expenses will be reduced; and

      .  the frequency of projected surrenders or distributions.

   We make any reductions or eliminations according to objective guidelines in effect when an application for a Contract is approved. We may change these guidelines from time to time. Any variation in the charges will reflect differences in costs or services and will be offered uniformly to all members of the group or sponsored arrangement. In no event will a charge reduction or elimination be permitted if it is unfairly discriminatory to any person or prohibited by law.

   We may also decrease the mortality and expense risk charge, the administration charge, and the Records Maintenance Charge without notice. However, beyond what is disclosed above, we guarantee that they will not increase. We bear the risk that such charges will not cover our costs. On the other hand, should the charges exceed our costs, we will not refund any charges. Any profit is available for corporate purposes including, among other things, payment of distribution expenses.

   We may also offer reduced fees and charges, including but not limited to, Records Maintenance Charge and mortality and expense risk and administrative charges, for certain sales that may result in cost savings. Reductions in these fees and charges will not unfairly discriminate against any Owner.

                              THE ANNUITY PERIOD

   Contracts may be annuitized under one of several Annuity Options, which are available either on a fixed or variable basis. You may annuitize any time after the first Contract Year but no later than the Annuitant's 90th birthday. We make annuity payments beginning on the Annuity Date under the Annuity Option you select.

1. Annuity Payments.

   Annuity payments are based on:

      .  the annuity table specified in the Contract,

      .  the selected Annuity Option, and

      . the investment performance of the selected Subaccount(s) (if variable annuitization is elected).

   Under variable annuitization, the Annuitant receives the value of a fixed number of Annuity Units each month. An Annuity Unit's value reflects the investment performance of the Subaccount(s) selected. The amount of each annuity payment varies accordingly.

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2. Annuity Options.

   You may elect one of the Contract's Annuity Options. You may decide at any time (subject to the provisions of any applicable retirement plan and state variations) to begin annuity payments. You may change the Annuity Option before, but not after, the Annuity Date. Generally, annuity payments are made in monthly installments. However, we may make a lump sum payment if the net proceeds available to apply under an Annuity Option are less than $5,000. In addition, if the first monthly payment is less than $50 we may change the frequency of payments to quarterly, semiannual or annual intervals so that the initial payment is at least $50.

   The amount of periodic annuity payments may depend upon:

      .  the Annuity Option you select;

      .  the age and sex of the payee;

      . the investment experience of the selected Subaccount(s) (if variable annuitization is elected); and

      . the interest rates (if fixed annuitization is elected) at the time of annuitization.

   For example:

      . if Option 1, income for a specified period, is selected, shorter periods result in fewer payments with higher values.

      . if Option 2, life income, is selected, it is likely that each payment will be smaller than would result if income for a short period were specified.

      . if Option 3, life income with installments guaranteed, is selected, each payment will probably be smaller than would result if the life income option were selected.

      . if Option 4, the joint and survivor annuity, is selected, each payment is smaller than those measured by an individual life income option.

   The age of the payee also influences the amount of periodic annuity payments because an older payee is expected to have a shorter life span, resulting in larger payments. Finally, if you participate in a Subaccount with higher investment performance, it is likely you will receive a higher periodic payment.

   For Non-Qualified Contracts, if you die before the Annuity Date, available Annuity Options are limited. The Annuity Options available are:

      .  Option 2, over the lifetime of the Beneficiary, or

      . Option 1 or 3 for a period no longer than the life expectancy of the Beneficiary (but not less than 5 years from your death).

   If the Beneficiary is not an individual, the entire interest must be distributed within 5 years of your death. The death benefit distribution must begin no later than one year from your death, unless a later date is prescribed by federal regulation.

Option 1--Income for Specified Period.

   Option 1 provides an annuity payable monthly for a selected number of years ranging from five to thirty. Upon the payee's death, if the beneficiary is an individual, we automatically continue payments to the beneficiary for the remainder of the period specified. If the beneficiary is not an individual (e.g., an estate or trust), we pay the discounted value of the remaining payments in the specified period. Although there is no life contingency risk associated with Option 1, we continue to deduct the mortality and expense risk and administration charges.

   You may elect to surrender the Contract or make partial withdrawals after annuity payments begin under Option 1. We will then pay the discounted value of the remaining payments.

Option 2--Life Income.

   Option 2 provides for an annuity payable monthly over the lifetime of the payee. If Option 2 is elected, annuity payments terminate automatically and immediately on the payee's death without regard to the number or total amount of payments made. Thus, it is possible for an individual to receive only one payment if death occurred prior to the date the second payment was due.

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Option 3--Life Income with Installments Guaranteed.

   Option 3 provides an annuity payable monthly during the payee's lifetime. However, Option 3 also provides for the automatic continuation of payments for the remainder of the specified period if the Beneficiary is an individual and payments have been made for less than the specified period. The period specified may be five, ten, fifteen or twenty years. If the Beneficiary is not an individual, we pay the discounted value of the remaining payments in the specified period.

Option 4--Joint and Survivor Annuity.

   Option 4 provides an annuity payable monthly while both payees are living. Upon either payee's death, the monthly income payable continues over the life of the surviving payee at a percentage specified when Option 4 is elected. Annuity payments terminate automatically and immediately upon the surviving payee's death without regard to the number or total amount of payments received.

3. Allocation of Annuity.

   You may elect payments on a fixed or variable basis, or a combination. Any Guarantee Period Value is annuitized on a fixed basis. Any Separate Account Contract Value is annuitized on a variable basis. The MVA Option is not available during the Annuity Period. You may exercise the transfer privilege during the Accumulation Period to arrange for variable or fixed annuitization. Transfers during the Annuity Period are subject to certain limitations. We reserve the right to restrict the number of Subaccounts available during the Annuity Period.

4. Transfers During the Annuity Period.

   During the Annuity Period, the payee may, by written request, transfer Subaccount Value from one Subaccount to another Subaccount, subject to the following limitations:

      . Transfers among Subaccounts are prohibited during the first year of the Annuity Period; subsequent transfers are limited to one per year.

      .  All interest in a Subaccount must be transferred.

      . If we receive notice of transfer to a Subaccount more than 7 days before an annuity payment date, the transfer is effective during the Valuation Period after the date we receive the notice.

      . If we receive notice of transfer to a Subaccount less than 7 days before an annuity payment date, the transfer is effective during the Valuation Period after the annuity payment date.

      . Transfers to the General Account are available only on an anniversary of the first Annuity Date. We must receive notice at least 30 days prior to the anniversary.

   A Subaccount's Annuity Unit value is determined at the end of the Valuation Period preceding the effective date of the transfer. We may suspend, change or terminate the transfer privilege at any time.

5. Annuity Unit Value.

   Annuity Unit value is determined independently for each Subaccount.

   Annuity Unit value for any Valuation Period is:

      .  Annuity Unit value for the preceding Valuation Period, times

      .  the net investment factor for the current Valuation Period, times

      . an interest factor which offsets the 2.5% per annum rate of investment earnings assumed by the Contract's annuity tables.

   The net investment factor for a Subaccount for any Valuation Period is:

      . the Subaccount's Accumulation Unit value at the end of the current Valuation Period, plus or minus the per share charge or credit for taxes reserved; divided by

      . the Subaccount's Accumulation Unit value at the end of the preceding Valuation Period, plus or minus the per share charge or credit for taxes reserved.

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6. First Periodic Payment Under Variable Annuity.

   When annuity payments begin, the value of the Contract interest is:

      . Accumulation Unit values at the end of the Valuation Period falling on the 20th or 7th day of the month before the first annuity payment is due, times

      . the number of Accumulation Units credited at the end of the Valuation Period, minus

      .  premium taxes.

   The first annuity payment is determined by multiplying the benefit per $1,000 of value shown in the applicable annuity table by the number of thousands of dollars of Contract Value.

   A 2.5% per annum rate of investment earnings is assumed by the Contract's annuity tables. If the actual net investment earnings rate exceeds 2.5% per annum, payments increase accordingly. Conversely, if the actual rate is less than 2.5% per annum, annuity payments decrease.

7. Subsequent Periodic Payments Under Variable Annuity.

   Subsequent annuity payments are determined by multiplying the number of Annuity Units by the Annuity Unit value at the Valuation Period before each annuity payment is due. The first annuity payment is divided by the Annuity Unit value as of the Annuity Date to establish the number of Annuity Units representing each annuity payment. This number does not change.

8. Fixed Annuity Payments.

   Each Fixed Annuity payment is determined from tables we prepare. These tables show the monthly payment for each $1,000 of Contract Value allocated to a Fixed Annuity. Payment is based on the Contract Value at the date before the annuity payment is due. Fixed Annuity payments do not change regardless of investment, mortality or expense experience.

9. Death Proceeds.

   If the payee dies after the Annuity Date while the Contract is in force, the death benefit, if any, depends upon the form of annuity payment in effect at the time of death. (See "Annuity Options.")

                             FEDERAL INCOME TAXES

A. INTRODUCTION

   This discussion is not exhaustive and is not intended as tax advice. A qualified tax adviser should always be consulted with regard to the application of the law to individual circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations, and interpretations existing on the date of this Prospectus. These authorities, however, are subject to change by Congress, the Treasury Department, and the courts.

   This discussion does not address state or local tax consequences nor federal estate or gift tax consequences, associated with buying a Contract. In addition, we make no guarantee regarding any tax treatment--federal, state, or local--of any Contract or of any transaction involving a Contract.

B. OUR TAX STATUS

   We are taxed as a life insurance company and the operations of the Separate Account are treated as a part of our total operations. The Separate Account is not separately taxed as a "regulated investment company". Investment income and capital gains of the Separate Account are not taxed to the extent they are applied under a Contract. We do not anticipate that we will incur federal income tax liability attributable to the income and gains of the Separate Account, and therefore we do not intend to provide for these taxes. If we are taxed on investment income or capital gains of the Separate Account, then we may impose a charge against the Separate Account to provide for these taxes.

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C. TAXATION OF ANNUITIES IN GENERAL

1. Tax Deferral During Accumulation Period

   Under the Code, except as described below, increases in the Contract Value of a Non-Qualified Contract are generally not taxable to you or the Annuitant until received as annuity payments or otherwise distributed. However, certain requirements must be satisfied for this general rule to apply, including:

      .  the Contract must be owned by an individual,

      .  Separate Account investments must be "adequately diversified",

      . we, rather than you, must be considered the owner of Separate Account assets for federal tax purposes, and

      . annuity payments must appropriately amortize Purchase Payments and Contract earnings.

   Non-Natural Owner. As a general rule, deferred annuity contracts held by "non-natural persons", such as corporations, trusts or similar entities, are not annuity contracts for federal income tax purposes. The investment income on these contracts is taxed each year as ordinary income received or accrued by the non-natural owner. There are exceptions to this general rule for non-natural owners. Contracts are generally treated as held by a natural person if the nominal owner is a trust or other entity holding the contract as an agent for a natural person. However, this special exception does not apply to an employer who is the nominal owner of a contract under a non-qualified deferred compensation plan for its employees. Additional exceptions to this rule include:

      .  certain Contracts acquired by a decedent's estate,

      .  certain Qualified Contracts,

      .  certain Contracts used with structured settlement agreements, and

      . certain Contracts purchased with a single premium when the annuity starting date is no later than one year from contract purchase and substantially equal periodic payments are made at least annually.

   Diversification Requirements. For a contract to be treated as an annuity for federal income tax purposes, separate account investments must be "adequately diversified". The Treasury Secretary issued regulations prescribing standards for adequately diversifying separate account investments. If the separate account failed to comply with these diversification standards, the contract would not be treated as an annuity contract for federal income tax purposes and the owner would generally be taxed on the difference between the contract value and the purchase payments.

   Although we do not control Fund investments, we expect that each Portfolio of the Funds will comply with these regulations so that each Subaccount of the Separate Account will be considered "adequately diversified."

   Ownership Treatment. In certain circumstances, a variable annuity contract owner may be considered the owner of the assets of the separate account supporting the contract. In those circumstances, income and gains from separate account assets are includible in the owner's gross income. The Internal Revenue Service ("IRS"), in published rulings, stated that a variable contract owner will be considered the owner of separate account assets if the owner possesses the ability to exercise investment control over the assets. As of the date of this Prospectus, no comprehensive guidance has been issued by the IRS clarifying the circumstances when such investment control by a variable contract owner would exist. As a result, your right to allocate the Contract Value among the Subaccounts may cause you to be considered the owner of the assets of the Separate Account.

   We do not know what limits may be set forth in any guidance that the IRS may issue, or whether any such limits will apply to existing Contracts. We therefore reserve the right to modify the Contract as necessary to attempt to prevent you from being considered the owner of the Separate Account assets. However there is no assurance that such efforts would be successful.

   Delayed Annuity Dates. If the Annuity Date occurs (or is scheduled to occur) when you have reached an advanced age, e.g., past age 85, the Contract might not be treated as an annuity for federal income tax purposes. In that event, the income and gains under the Contract could be currently includible in your income.

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   The following discussion assumes that the Contract is treated as an annuity contract for tax purposes and that we are treated as the owner of Separate Account assets.

2. Taxation of Partial and Full Withdrawals from Nonqualified Contracts

   Partial withdrawals from a Non-Qualified Contract are includible in income to the extent the Contract Value exceeds the "investment in the contract." This amount is referred to as the "income on the contract". Full withdrawals are also includible in income to the extent they exceed the "investment in the contract." Investment in the contract equals the total of Purchase Payments minus any amounts previously received from the Contract that were not includible in your income. Credits we make to your Contract in connection with Market Value Adjustments are not part of your investment in your Contract (and thus, for tax purposes, are treated in the same way as investment gains).

   Any assignment or pledge (or agreement to assign or pledge) of Contract Value, is treated as a withdrawal. Investment in the contract is increased by the amount includible in income with respect to such assignment or pledge. If you transfer a contract interest, without adequate consideration, to someone other than your spouse (or to a former spouse incident to divorce), you will be taxed on the income on the contract. In this case, the transferee's investment in the contract is increased to reflect the increase in your income.

   The Contract's optional death benefits, if elected, may exceed Purchase Payments or Contract Value. As described in the Prospectus, we impose certain charges with respect to these death benefits. It is possible that those charges (or some portion) could be treated as a partial withdrawal.

   As described elsewhere in the Prospectus, you may elect to enter into a separate investment advisory agreement pursuant to which you will receive asset allocation services ("MIAA"). For Non-Qualified Contracts, payments of MIAA Expense and Set Up Fees are treated as a taxable event. This means the MIAA Expense and Set Up Fee are taxable distributions to you and may subject you to an additional 10% tax penalty.

   If the Contract includes the Guaranteed Retirement Income Benefit rider (the "GRIB rider"), and the Guaranteed Retirement Income Benefit Base is greater than the Contract Value, it is possible that the income on the contract could be a greater amount than would otherwise be the case. This could result in a larger amount being included in your income in connection with a partial withdrawal, assignment, pledge or other transfer.

   There is also some uncertainty regarding the treatment of the market value adjustment for purposes of determining the income on the contract. This uncertainty could result in the income on the contract being a greater (or lesser) amount.

   There may be special income tax issues present in situations where the Owner and the Annuitant are not the same person and are not married to one another. A tax adviser should be consulted in those situations.

3. Taxation of Annuity Payments

   Normally, the portion of each annuity payment taxable as income equals the payment minus the exclusion amount. The exclusion amount for variable annuity payments is the "investment in the contract" allocated to the variable annuity option and adjusted for any period certain or refund feature, divided by the number of payments expected to be made. The exclusion amount for fixed annuity payments is the payment times the ratio of the investment in the contract allocated to the fixed annuity option and adjusted for any period certain or refund feature, to the expected value of the fixed annuity payments.

   Once the total amount of the investment in the contract is excluded using these ratios, annuity payments will be fully taxable. If annuity payments stop because the annuitant dies before the total amount of the investment in the contract is recovered, the unrecovered amount generally is allowed as a deduction to the annuitant in the last taxable year.

   With respect to a Contract issued with the GRIB rider, the Annuitant may elect to receive a lump sum payment after the Annuity Date. In the case of a Non-Qualified Contract, the Company will treat a portion of such lump sum payment as includible in income, and will determine the taxable portion of subsequent annuity payments by applying an exclusion ratio to the periodic payments. However, the federal income tax treatment of such a lump sum payment, and of the periodic payments made thereafter, is uncertain. It is possible that the

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IRS could take a position that greater amounts are includible in income than the Company currently believes is the case. Prior to electing a lump sum payment after the Annuity Date, you should consult a tax adviser about the tax implications of making such an election.

4. Taxation of Death Benefits

   Amounts may be distributed upon your or the Annuitant's death. Before the Annuity Date, death benefits are includible in income and:

      .  if distributed in a lump sum are taxed like a full withdrawal, or

      .  if distributed under an Annuity Option are taxed like annuity payments.

   After the Annuity Date, where a guaranteed period exists and the Annuitant dies before the end of that period, payments made to the Beneficiary for the remainder of that period are includible in income as follows:

      . if received in a lump sum are includible in income to the extent they exceed the unrecovered investment in the Contract, or

      . if distributed in accordance with the selected annuity option are fully excludable from income until the remaining investment in the contract is deemed to be recovered.

   Thereafter, all annuity payments are fully includible in income.

5. Penalty Tax on Premature Distributions

   A 10% penalty tax applies to a taxable payment from a Non-Qualified Contract unless:

      .  received on or after you reach age 591/2,

      .  attributable to your disability,

      . made to a Beneficiary after your death or, for non-natural Owners, after the primary Annuitant's death,

      . made as a series of substantially equal periodic payments (at least annually) for your life (or life expectancy) or for the joint lives (or joint life expectancies) of you and a designated beneficiary (within the meaning of the tax law),

      . made under a Contract purchased with a single premium when the annuity starting date is no later than one year from Contract purchase and substantially equal periodic payments are made at least annually, or

      .  made with annuities used with certain structured settlement agreements.

   Other exceptions may apply.

6. Aggregation of Contracts

   The taxable amount of an annuity payment or withdrawal from a Non-Qualified Contract may be determined by combining some or all of the Non-Qualified Contracts you own. For example, if you purchase a Contract and also purchase an immediate annuity at approximately the same time, the IRS may treat the two contracts as one contract. Similarly, if a person transfers part of his interest in one annuity contract to purchase another annuity contract, the IRS might treat the two contracts as one contract. In addition, if you purchase two or more deferred annuity contracts from the same company (or its affiliates) during any calendar year, these contracts are treated as one contract. The effects of this aggregation are not always clear. However, it could affect the taxable amount of an annuity payment or withdrawal and the amount which might be subject to the 10% penalty tax.

7. Loss of Interest Deduction Where Contracts are Held by or for the Benefit of Certain Non-Natural Persons

   For Contracts issued after June 8, 1997 to a non-natural owner, all or some portion of otherwise deductible interest may not be deductible by the owner. However, this interest deduction disallowance does not affect Contracts where the Owner is taxable each year on the investment income under the Contract. Entities considering purchasing the Contract, or entities that will be beneficiaries under a Contract, should consult a tax adviser.

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D. QUALIFIED PLANS

   Qualified Contracts are used with retirement plans which receive favorable tax treatment as Individual Retirement Annuities, Simplified Employee Pensions--IRAs, Roth Individual Retirement Annuities, tax sheltered annuities, and certain deferred compensation plans ("qualified plans"). Numerous special tax rules apply to qualified plans and to Qualified Contracts. Therefore, we make no attempt to provide more than general information about use of Qualified Contracts. Persons intending to use the Contract in connection with qualified plans should consult a tax advisor.

   Under the Code, qualified plans generally enjoy tax-deferred accumulation of amounts invested in the plan. Therefore, in considering whether or not to purchase a Contract in a qualified plan, you should only consider the Contract's features other than tax deferral, including the availability of lifetime annuity payments and death benefit protection.

   The tax rules applicable to qualified plans vary according to the type, terms and conditions of the plan. For example, for both withdrawals and annuity payments under certain Qualified Contracts, there may be no "investment in the contract" and the total amount received may be taxable. Both the amount of the permitted contribution, and the corresponding deduction or exclusion, are limited under qualified plans. In Qualified Contracts, the Owner and Annuitant generally are the same individual. Also, if the joint Annuitant is not the Annuitant's spouse, the annuity options may be limited, depending on the difference in their ages. Furthermore, the length of any Guarantee Period may be limited in some circumstances to satisfy certain minimum distribution requirements under the Code.

   Qualified Contracts are subject to special rules specifying the time at which distributions must begin and the amount that must be distributed each year. In the case of Individual Retirement Annuities, distributions of minimum amounts must generally begin by April 1 of the calendar year following the calendar year in which the owner attains age 701/2. An excise tax is imposed for the failure to comply with the minimum distribution requirements. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual l distribution. The death benefit or other optional benefits under your Contract may affect the amount of the minimum required distribution that must be taken from your Contract.

   If you purchased a Qualified Contract with a GRIB rider and elect to receive a lump sum payment of a portion of the annuity income payments, it is possible that the remaining annuity income payments will not satisfy the minimum distribution requirements. You should consult a tax adviser about the implications under the minimum distribution requirements of taking a lump sum payment under the GRIB rider.

   A 10% penalty tax may apply to the taxable amount of payments from Qualified Contracts. For Individual Retirement Annuities, the penalty tax does not apply to a payment:

      .  received after you reach age 591/2,

      .  received after your death or because of your disability, or

      . made as a series of substantially equal periodic payments (at least annually) for your life (or life expectancy) or for the joint lives (or joint life expectancies) of you and your designated beneficiary.

   In addition, the penalty tax does not apply to certain distributions used for qualified first time home purchases or for higher education expenses. Special conditions must be met to qualify for these exceptions. If you wish to take a distribution for these purposes you should consult your tax adviser. Other exceptions may apply.

   Qualified Contracts are amended to conform to plan requirements. However, you are cautioned that the rights of any person to any benefits under qualified plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract. In addition, we are not bound by terms and conditions of qualified plans if they are inconsistent with the Contract.

1. Qualified Plan Types

   We may issue Contracts for the following types of qualified plans.

   Individual Retirement Annuities. The Code permits eligible individuals to contribute to an individual retirement annuity known as an "IRA." The Code limits the amounts contributed, the persons eligible and the time when distributions start. Also, subject to direct rollover and mandatory withholding requirements, distributions from other types of qualified plans generally may be "rolled over" on a tax-deferred basis into an IRA. The Contract may not fund a "Coverdell Education Savings Account" (formerly known as an "Education IRA").

   Simplified Employee Pensions (SEP-IRAs). The Code allows employers to establish simplified employee pension plans, using the employees' IRAs. Under these plans the employer may make limited deductible contributions on behalf of the employees to IRAs. Employers and employees intending to use the Contract in connection with these plans should consult a tax adviser.

   SIMPLE IRAs. The Code permits certain small employers to establish "SIMPLE retirement accounts," including SIMPLE IRAs, for their employees. Under SIMPLE IRAs, certain deductible contributions are made by both employees and employers. SIMPLE IRAs are subject to various requirements, including limits on the amounts that may be contributed, the persons who may be eligible, and the time when distributions may commence. Employers and employees intending to use the Contract in connection with these plans should consult a tax adviser.

   Roth IRAs. The Code permits contributions to an IRA known as a "Roth IRA." Roth IRAs differ from other IRAs in certain respects, including:

      .  Roth IRA contributions are never deductible,

      .  "qualified distributions" from a Roth IRA are excludable from income,

      .  mandatory distribution rules do not apply before death,

      . a rollover to a Roth IRA must be a "qualified rollover contribution," under the Code,

      .  special eligibility requirements apply, and

      .  contributions to a Roth IRA can be made after the Owner reaches age
         701/2

   All or part of an IRA may be converted into a Roth IRA without taking an actual distribution. You may convert by notifying the IRA issuer or trustee. You must be eligible for a qualified rollover contribution to convert an IRA to a Roth IRA. A conversion typically results in the inclusion of some or all of the IRA value in gross income, except that the 10% penalty tax does not apply on the conversion. Persons with adjusted gross incomes in excess of $100,000 or who are married and file a separate return are not eligible to make a qualified rollover contribution or a transfer in a taxable year from a non-Roth IRA to a Roth IRA.

   Any "qualified distribution," as defined in Section 408A, from a Roth IRA is excludible from gross income. A qualified distribution includes a distribution made after you reach age 591/2, after your death, because of your disability, or made to a first-time homebuyer. A qualified distribution can only be made after the first five tax years after the year for which you (or your spouse) made a contribution to any Roth IRA established for your benefit.

   Tax-Sheltered Annuities. Code Section 403(b) permits public school employees and employees of certain types of charitable, educational and scientific organizations to have their employers purchase annuity contracts for them and, subject to certain limitations, to exclude the amount of purchase payments from gross income for tax purposes. These annuity contracts are commonly referred to as "tax-sheltered annuities". If you purchase a Contract for such purposes, you should seek competent advice as to eligibility, limitations on permissible amounts of purchase payments and other tax consequences associated with the Contracts. In particular, you should consider that the Contract provides optional death benefits that in certain circumstances may exceed the greater of the Purchase Payments and the Contract Value (See "K. Guaranteed Minimum Death Benefit Rider" and "L. Earnings Based Death Benefit Rider" above). It is possible that such death benefits could be characterized as incidental death benefits. If the death benefit were so characterized, this could result in currently taxable income to you. In addition, there are limitations on the amount of incidental benefits that may be provided under a tax-sheltered annuity.

   Tax-sheltered annuity contracts must contain restrictions on withdrawals of:

      . contributions made pursuant to a salary reduction agreement in years beginning after December 31, 1988,

      .  earnings on those contributions, and

      . earnings after December 31, 1988 on amounts attributable to salary reduction contributions held as of December 31, 1988.

   These amounts can be paid only if you have reached age 591/2, severed employment, died, or become disabled (within the meaning of the tax law), or in the case of hardship (within the meaning of the tax law). Amounts permitted to be distributed in the event of hardship are limited to actual contributions; earnings thereon cannot be distributed on account of hardship. Amounts subject to the withdrawal restrictions applicable to Section 403(b)(7) custodial accounts may be subject to more stringent restrictions. (These limitations on withdrawals generally do not apply to the extent you direct us to transfer some or all of the Contract Value to the issuer of another tax-sheltered annuity or into a Section 403(b)(7) custodial account.) Additional restrictions may be imposed by the plan sponsor.

   Deferred Compensation Plans of State and Local Governments and Tax-Exempt Organizations. The Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. Generally, a Contract purchased by a state or local government or a tax-exempt organization will not be treated as an annuity contract for federal income tax purposes. Those who intend to use the Contracts in connection with such plans should seek competent advice.

2. Direct Rollovers

   If the Contract is used with a retirement plan that is qualified under Sections 401(a), 403(a), or 403(b) of the Code or with an eligible government deferred compensation plan that is qualified under Section 457(b), any "eligible rollover distribution" from the Contract will be subject to "direct rollover" and mandatory withholding requirements. An eligible rollover distribution generally is any taxable distribution from such a qualified retirement plan, excluding certain amounts such as:

      .  minimum distributions required under Section 401(a)(9) of the Code, and

      . certain distributions for life, life expectancy, or for 10 years or more which are part of a "series of substantially equal periodic payments."

   Under these requirements, federal income tax equal to 20% of the eligible rollover distribution will be withheld from the amount of the distribution. Unlike withholding on certain other amounts distributed from the Contract, discussed below, you cannot elect out of withholding with respect to an eligible rollover distribution. However, this 20% withholding will not apply if, instead of receiving the eligible rollover distribution, you elect to have it directly transferred to certain types of qualified retirement plans. Prior to receiving an eligible rollover distribution, a notice will be provided explaining generally the direct rollover and mandatory withholding requirements and how to avoid withholding by electing a direct rollover.

E. FEDERAL INCOME TAX WITHHOLDING

   We withhold and send to the U.S. Government a part of the taxable portion of each distribution unless the payee notifies us before distribution of an available election not to have any amounts withheld. In certain circumstances, we may be required to withhold tax. The withholding rates for the taxable portion of periodic annuity payments are the same as the withholding rates for wage payments. In addition, the withholding rate for the taxable portion of non-periodic payments (including withdrawals prior to the maturity date and conversions of, or rollovers from, non-Roth IRAs to Roth IRAs) is 10%. The withholding rate for eligible rollover distributions is 20%.

                           DISTRIBUTION OF CONTRACTS

   The Contracts are sold by licensed insurance agents in those states where the Contract may be lawfully sold. The agents are also registered representatives of registered broker-dealers who are members of the National Association of Securities Dealers, Inc. Sales commissions may vary, but are not expected to exceed 6.25% of Purchase Payments. In addition to commissions, we may pay additional promotional incentives, in the form of cash or other compensation, to selling broker-dealers. These incentives may be offered to certain licensed broker-dealers that sell or are expected to sell certain minimum amounts during specified time periods. The Contracts are distributed through the principal underwriter for the Separate Account:

                  Investors Brokerage Services, Inc. ("IBS")
                             1600 McConnor Parkway
                       Schaumburg, Illinois, 60196-6801

   IBS enters into selling group agreements with affiliated and unaffiliated broker-dealers. All of the investment options are not available to all Owners. The investment options are available only under Contracts that are sold or serviced by broker-dealers having a selling group agreement with IBS authorizing the sale of Contracts with the investment options specified in this Prospectus. Other distributors may sell and service contracts with different contract features, charges and investment options.

                                 VOTING RIGHTS

   Proxy materials in connection with any Fund shareholder meeting are delivered to each Owner with Subaccount interests invested in the Fund as of the record date. Proxy materials include a voting instruction form. We vote all Fund shares proportionately in accordance with instructions received from Owners. We will also vote any Fund shares attributed to amounts we have accumulated in the Subaccounts in the same proportion that Owners vote. A Fund is not required to hold annual shareholders' meetings. Funds hold special meetings as required or deemed desirable for such purposes as electing trustees, changing fundamental policies or approving an investment advisory agreement.

   Owners have voting rights in a Portfolio based upon the Owner's proportionate interest in the corresponding Subaccount as measured by units. Owners have voting rights before surrender, the Annuity Date or the death of the Annuitant. Thereafter, the payee entitled to receive Variable Annuity payments has voting rights. During the Annuity Period, Annuitants' voting rights decrease as Annuity Units decrease.

                   REPORTS TO CONTRACT OWNERS AND INQUIRIES

   Each quarter, we send you a statement showing amounts credited to each Subaccount and to the Guarantee Period Value. In addition, if you transfer amounts among the investment options or make additional unscheduled payments, you will receive written confirmation of these transactions. We will also send a current statement upon your request. We also send you annual and semi-annual reports for the Portfolios that underlie the Subaccounts in which you invest and a list of the securities held by that Portfolio.

   You will have access to Contract information through the Interactive Voice Response System (IVR) at 1-888-477-9700. You will also be able to access your account information from our website www.zurichlifeus.com.

   You may also direct inquiries to the selling agent or may call
1-888-477-9700 or write to Kemper Investors Life Insurance Company, Customer Service, 1600 McConnor Parkway, Schaumburg, IL 60196-6801.

                             DOLLAR COST AVERAGING

Dollar Cost Averaging from the Subaccounts

   Under our Dollar Cost Averaging ("DCA") program, a predesignated portion of any Subaccount is automatically transferred on a monthly, quarterly, semi-annual or annual basis for a specified duration to any other accounts based on your allocation of accounts.

   The theory of a DCA program is that by investing at regular and level increments over time, you will be able to purchase more Accumulation Units when the Accumulation Unit value is relatively low and less Accumulation units when the Accumulation Unit value is relatively high. DCA generally helps reduce the risk of purchasing Accumulation Units when market prices are high and selling when market prices are low.

However, participation in the DCA program does not assure you of greater profit from your purchases under the program, nor will it prevent or necessarily reduce losses in a declining market. Moreover, while we refer to this program of periodic transfers generally as Dollar Cost Averaging, periodic transfers from a Subaccount (other than a Subaccount which maintains a stable net asset value), are less likely to produce the desired effect of the DCA program and may have the effect of reducing the average price of the Subaccount shares being redeemed.

   The Owner may select any day of the month except for the 29th, 30th or 31st for the DCA transfers to occur. The DCA program is available only during the Accumulation Period. You may enroll any time by completing our Dollar Cost Averaging form. We must receive the enrollment form at least five business days before the first transfer date.

   The minimum transfer amount is $100 per Subaccount. The total Contract Value in an account at the time Dollar Cost Averaging is elected must be at least equal to the amount designated to be transferred on each transfer date times the duration selected.

   Dollar Cost Averaging ends if:

      .  the number of designated monthly transfers has been completed,

      . Contract Value in the transferring account is insufficient to complete the next transfer; the remaining amount will be transferred,

      . we receive your written termination at least five business days before the next transfer date, or

      .  the Contract is surrendered or annuitized.

Dollar Cost Averaging from our General Account

   Deposits and transfers into our General Account are restricted to amounts that will be automatically transferred into the Subaccounts and Guarantee Periods. At the time you allocate a Purchase Payment or transfer amounts to the General Account, you must choose a transfer schedule that is acceptable to us. We will credit interest on amounts allocated to the General Account at a minimum fixed interest rate not less than the minimum interest rate allowed by state law. At our discretion, we may credit interest in excess of the minimum rate.

                          SYSTEMATIC WITHDRAWAL PLAN

   We offer a Systematic Withdrawal Plan ("SWP") allowing you to pre-authorize periodic withdrawals during the Accumulation Period. You instruct us to withdraw selected amounts from the Subaccounts or Guarantee Periods on a monthly, quarterly, semi-annual or annual basis. SWP is not available from the MVA accounts or under the DCA program. Withdrawals taken under the SWP may be subject to the 10% tax penalty on early withdrawals and to income taxes and withholding. If you are interested in SWP, you may obtain an application and information concerning this program and its restrictions from us or your agent. We give thirty days' notice if we amend the SWP. The SWP may be terminated at any time by you or us.

                           ASSET ALLOCATION SERVICE

   You may elect, where available, to enter into a separate investment advisory agreement with PMG Asset Management, Inc. ("PMG"). PMG is registered as an investment adviser with the SEC. For a fee, PMG provides a discretionary asset allocation service under its Managed Investment Advisory Account ("MIAA") which is fully described in a separate disclosure statement. Under an agreement with PMG, Ibbotson Associates, Inc. ("Ibbotson") performs certain functions for the MIAA program. Ibbotson is an unaffiliated registered investment adviser. MIAA is not available in all states or through all distributors.

A. SUMMARY OF THE SERVICE PROVIDED.

   Under MIAA, your Contract Value is allocated among certain Subaccounts. PMG selects the appropriate allocation model based on your financial objectives and risk tolerance, utilizing Ibbotson's proprietary analysis of the Subaccounts and the underlying Funds. PMG then periodically transfers Contract Value between the Subaccounts in accordance with your selected allocation model.

B. MIAA CHARGES.

   PMG's current annual charge for the optional MIAA program is one-half of one percent (0.50%) of the Contract Value allocated under the MIAA program. The MIAA annual charge deducted from your Contract is paid to PMG and is not a Contract charge retained by us. The annual charge may be increased for new Contracts up to a maximum of one percent (1.00%). If the MIAA expense charge is increased, the higher charge will be applicable only to Contracts purchased on or after the effective date of the higher MIAA charge. The MIAA expense charge is paid by quarterly withdrawals from your Contract Value. The quarterly MIAA expense charge with respect to the amount in each Subaccount covered by the MIAA program equals the average daily number of units in that Subaccount covered by the MIAA program, multiplied by the ending unit value for that Subaccount, and multiplied by .125%. You will also be charged an MIAA initial set up fee ("Set Up Fee") of $30.00.

C. TAX TREATMENT OF FEES AND CHARGES.

   This discussion is not exhaustive and is not intended as tax advice. A qualified tax adviser should always be consulted in the application of the law to individual circumstances.

   For Qualified Contracts, the MIAA expense charge and Set Up Fee will not be treated as taxable distributions. For Non-Qualified Contracts, payments of the MIAA expense charge and Set Up Fee are treated as a taxable event. This means the MIAA expense charge and Set Up Fee are taxable distributions to you and may subject you to an additional 10% tax penalty.

D. RISKS TO YOU.

   When you elect the MIAA program, you understand that:

      . all investments involve risk, the amount of which may vary significantly,

      .  performance cannot be predicted or guaranteed, and

      . the value of your allocations in the Subaccounts will fluctuate due to market conditions and other factors.

   PMG has not authorized anyone to make any guarantee, either written or oral, that your investment objectives will be met.

   PMG seeks to perform services in a professional manner. However, except for negligence, malfeasance, or violations of applicable law, PMG and its officers, directors, agents and employees are not liable for any action performed or omitted to be performed or for any errors of judgment in your asset allocation or in transferring your Contract Value. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith and, therefore, nothing herein in any way constitutes a waiver or limitation on any rights that you may have under federal securities laws.

E. TERMINATION.

   You may terminate your participation in the MIAA program at any time by contacting us. If you terminate within 5 business days of enrolling in the MIAA program, you will not be charged any MIAA expense charge or Set Up Fee. Otherwise, you will be charged any unpaid MIAA expense charge for the period before your termination, and your Set Up Fee will not be refunded. PMG reserves the right, however, to waive the collection of unpaid MIAA expense charges upon termination.

F. CONFLICTS OF INTEREST.

   The MIAA program is marketed directly by officers of PMG and through solicitors who recommend the MIAA program, but who have no discretionary investment authority. The PMG solicitor is a registered representative with a broker-dealer registered under the Securities Exchange Act of 1934. As such, the PMG solicitor may receive or may have received commissions for your purchase of your Contract. PMG solicitors may also receive a portion of the MIAA Expense (See "MIAA Charges") as compensation. You will be charged the same fees for the MIAA program whether or not a PMG solicitor is involved. Since the PMG solicitor may receive commissions for the purchase of your Contract and may receive a portion of the MIAA expense charge charged to your Contract, there is a potential for a conflict of interest.

                                    EXPERTS

   The consolidated balance sheets of KILICO as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income
(loss), stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2003, are incorporated in this Prospectus by reference to the Statement of Additional Information. The statements of assets, liabilities and contract owners' equity of the KILICO Variable Annuity Separate Account as of December 31, 2003, and the related statements of operations and changes in contract owners' equity for the periods indicated, are incorporated in this Prospectus by reference to the Statement of Additional Information. Both documents have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

   Legal matters with respect to our organization, our authority to issue annuity contracts and the validity of the Contract, have been passed upon by Debra P. Rezabek, our Vice President, General Counsel and Corporate Secretary. Jorden Burt LLP, Washington, D.C., has advised us on certain legal matters concerning federal securities laws applicable to the issue and sale of the Contracts.

                            SPECIAL CONSIDERATIONS

   We reserve the right to amend the Contract to meet the requirements of federal or state laws or regulations. We will notify you in writing of these amendments.

   Your rights under a Contract may be assigned as provided by law. An assignment will not be binding upon us until we receive a written copy of the assignment. You are solely responsible for the validity or effect of any assignment. You, therefore, should consult a qualified tax advisor regarding the tax consequences, as an assignment may be a taxable event.

                             AVAILABLE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports and other information with the SEC. These reports and other information can be inspected and copied at the SEC's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and 500 West Madison, Suite 1400, Northwestern Atrium Center, Chicago, Illinois. Copies also can be obtained from the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or at the SEC's Web Site (http://www.sec.gov).

   We have filed registration statements (the "Registration Statements") relating to the Contracts with the SEC under the Securities Act of 1933 and the Investment Company Act of 1940. This Prospectus has been filed as part of the Registration Statements and does not contain all of the information set forth in the Registration Statements. These Registration Statements contain further information about us and the Contracts. The Registration Statements may be inspected and copied, and copies can be obtained at prescribed rates, as mentioned above.

                               LEGAL PROCEEDINGS

   KILICO has been named as defendant in certain lawsuits incidental to our insurance business. Based upon the advice of legal counsel, our management believes that the resolution of these various lawsuits will not result in any material adverse effect on our consolidated financial position.

            TABLE OF CONTENTS--STATEMENT OF ADDITIONAL INFORMATION

   The Statement of Additional Information, Table of Contents is: Services to the Separate Account; State Regulation; Experts; Financial Statements; Report of Independent Auditors; Financial Statements of the Separate Account; Report of Independent Auditors; Financial Statements of KILICO; Appendix A State

Premium Tax Chart; and Appendix B Condensed Financial Information. The Statement of Additional Information should be read in conjunction with this Prospectus.

                             FINANCIAL STATEMENTS

   The financial statements of KILICO and the Separate Account are set forth in the Statement of Additional Information. The financial statements of KILICO should be considered primarily as bearing on our ability to meet our obligations under the Contracts. The Contracts are not entitled to participate in our earnings, dividends or surplus.

            CONTRACTS ISSUED MAY 1, 2001 THROUGH FEBRUARY 18, 2002

Guaranteed Retirement Income Benefit: General

   The Guaranteed Retirement Income Benefit ("GRIB") was an optional Contract benefit available under Contracts issued on or after May 1, 2001 and before February 19, 2002. The GRIB rider is not offered on Contracts issued on or after February 19, 2002. We reserve the right to begin offering GRIB at any time.

   GRIB provides a guaranteed amount of annuity payments for the lifetime of the Annuitant or for a period certain upon annuitization as described below. GRIB may be exercised only within thirty days after a Contract anniversary after the end of your seven or ten year waiting period or after any subsequent Contract anniversary date. The waiting period may not extend beyond the Annuity Date.

   If you elected the GRIB rider, the charge is 0.40% and 0.30% of the Contract Value, respectively, for the seven and ten year waiting periods. The GRIB rider charge is in addition to the Contract charges and expenses appearing in the "Summary of Expenses". Within 30 days after the second Contract anniversary or any Contract anniversary thereafter, you are permitted to replace your existing GRIB rider with a GRIB rider, if any, then currently being offered by us. The new GRIB benefit and waiting period will begin on the day you elect to replace the existing GRIB rider. You may cancel the GRIB rider at any time by written notice to us. Once cancelled, GRIB may not be elected again. Since any guaranteed benefits under GRIB will be lost, you should carefully consider your decision to cancel GRIB.

   GRIB only applies to the determination of income payments upon annuitization in the circumstances described in this section of the Prospectus. It is not a guarantee of Contract Value or performance. This benefit does not enhance the amounts paid in partial withdrawals, surrenders, or death benefits. If you surrender your Contract, you will not receive any benefit under GRIB.

Annuity Payments with GRIB

   Annuity payments are based on the greater of:

      (1) the income provided by applying the GRIB base to the guaranteed annuity factors, or

      (2) the income provided by applying the Contract Value to the current annuity factors.

   The GRIB base is the greater of (1), (2) or (3) listed below, less Debt:

      (1) the Contract Value or, if greater, the amount that would have been payable in the event of a full surrender on the date of death;

      (2) the total amount of Purchase Payments less adjustments for withdrawals accumulated at 5.00% per year to the earlier of the original Annuitant's 85th birthday or the GRIB exercise date, increased by Purchase Payments made from the 85th birthday to the GRIB exercise date and decreased by any adjustments for withdrawals from the 85th birthday to the GRIB exercise date; or

      (3) the greatest anniversary value immediately preceding the earlier of the original Annuitant's 86th birthday or the GRIB exercise date, increased by Purchase Payments made since the date of the greatest anniversary value and decreased by any adjustments for withdrawals since that date. The anniversary value equals the Contract Value on each Contract anniversary during the Accumulation Period.

   For joint Annuitants, the age of the older of the original two Annuitants will be used for purposes of (2) and (3) above.

   An adjustment for a withdrawal is the sum of any amount available as a dollar for dollar reduction, and a proportionate reduction. The maximum dollar for dollar reduction is 5% of the Dollar for Dollar Base, less any prior dollar for dollar withdrawals in the Contract year. The Dollar for Dollar Base is total premiums less withdrawals assessed a withdrawal charge and less any withdrawal charges. A proportionate reduction is applicable when the withdrawal and any withdrawal charges exceed the maximum dollar for dollar reduction. The proportionate reduction is the amount in (2) and/or (3) above, reduced by any dollar for dollar reduction, multiplied by (a) divided by (b), where:

      (a) is the withdrawal plus any withdrawal charges reduced by any dollar for dollar reduction, and

      (b) is the Contract Value, adjusted by any Market Value Adjustment, reduced by any dollar for dollar reduction.

   The guaranteed annuity factors are based on the "1983 Table a" individual Annuity mortality table developed by the Society of Actuaries, projected using Projection Scale G, with interest at 2.5%. However, for GRIB elections, interest at 3.00% is assumed for all years. Contracts issued in the state of Montana or in connection with certain employer sponsored employee benefit plans are required to use unisex annuity factors. In such cases, the guaranteed annuity factors will be based on unisex rates.

   Since GRIB is based on conservative actuarial factors, the income guaranteed may often be less than the income provided under the regular provisions of the Contract. If the regular annuitization provisions would provide a greater benefit than GRIB, the greater amount will be paid.

   GRIB is paid for the life of a single Annuitant or the lifetimes of two Annuitants. If paid for the life of a single Annuitant, GRIB is paid in the amount determined above. If paid for the lifetimes of two Annuitants, GRIB is paid in the amount determined above, using the joint ages of the Annuitants.

   If you elect GRIB payable for the life of a single Annuitant, we will guarantee payment for a period certain of 5, 10, 15, or 20 years. If you elect GRIB payable for the lifetimes of two Annuitants, the period certain is 25 years. The full GRIB is payable as long as at least one of the two Annuitants is alive, but for no less than 25 years.

   When the Annuitant dies, (or in the case of joint Annuitants, when both, have died) we will automatically continue any unpaid installments for the remainder of the elected period certain. However, if the Beneficiary so elects, we will pay a commuted value of the remaining payments. In determining the commuted value, the present value of the remaining payments in the period certain will be calculated based on the applicable interest rate plus an interest rate adjustment factor. The interest rate adjustment factor is equal to the following:

               Number of years remaining
               in the period certain     Interest rate Adjustment
               ------------------------- ------------------------
                  15 or more years......           1.00%
                  10-14 years...........           1.50%
                  less than 10 years....           2.00%

   The interest rate adjustment factor is a part of the formula we use to determine the present value of the remaining annuity payments under a period certain variable annuity option if you elect to commute such payments under GRIB. 2% is the highest percentage adjustment. The actual rate will depend on the number of years remaining in the period certain.

   The amount of each payment for purposes of determining the present value of any variable installments will be determined by applying the Annuity Unit value next determined following our receipt of due proof of death.

   GRIB payments are also available on a quarterly, semi-annual or annual basis. We may make other annuity options available.

Commutable Annuity Payments

      . If you exercise the GRIB option, you may elect partial lump sum payments during the Annuity Period.

      . Lump sum payments are available only during the period certain applicable under the payout option you elected. For example, lump sum payments can be elected only during the 5, 10, 15, 20 or 25 year certain period that applies to the payout.

      . Lump sum payments are available once in each Contract year and may not be elected until one year after you elect to exercise GRIB.

      . You may elect to receive a partial lump sum payment of the present value of the remaining payments in the period certain subject to the restrictions described below. If a partial lump sum payment is elected, the remaining payments in the period certain will be reduced based on the ratio of the amount of the partial withdrawal to the amount of the present value of the remaining installments in the period certain prior to the withdrawal. If the Annuitant is still living after the period certain is over, the payee will begin receiving the original annuitization payment amount again.

      . Each time that a partial lump sum payment is made, we will determine the percentage that the payment represents of the present value of the remaining installments in the period certain. For Non-Qualified Contracts, the sum of these percentages over the life of the Contract cannot exceed 75%. For Qualified Contracts, partial lump sum payments of up to 100% of the present value of the remaining installments in the period certain may be made.

      . In determining the amount of the lump sum payment that is available, the present value of the remaining installments in the period certain will be calculated based on an interest rate equal to the GRIB annuity factor interest rate of 3% plus an interest rate adjustment. The interest rate adjustment is equal to the following:

                    Number of years remaining Interest rate
                    in the period certain      Adjustment
                    ------------------------- -------------
                       15 or more years......     1.00%
                       10-14 years...........     1.50%
                       Less than 10 years....     2.00%

   The interest rate adjustment factor is a part of the formula we use to determine the present value of the remaining annuity payments under a period certain variable annuity option if you elect to commute such payments under GRIB. 2% is the highest percentage adjustment. The actual rate will depend on the number of years remaining in the period certain.

   The amount of each payment for purposes of determining the present value of any variable installments will be determined by applying the Annuity Unit value next determined following our receipt of your request for commutation.

                      ANNUAL REPORTS AND OTHER DOCUMENTS

   KILICO's annual report on Form 10-K for the year ended December 31, 2003 is incorporated herein by reference, which means that it is legally a part of this Prospectus.

   After the date of this Prospectus and before we terminate the offering of the securities under this Prospectus, all documents or reports we file with the SEC under the Securities Exchange Act of 1934 are also incorporated herein by reference, which means that they also legally become a part of this Prospectus.

   Statements in this Prospectus, or in documents that we file later with the SEC and that legally become a part of this Prospectus, may change or supersede statements in other documents that are legally part of this Prospectus. Accordingly, only the statement that is changed or replaced will legally be a part of this Prospectus.

   We file our documents and reports under the Securities Exchange Act of 1934, including our annual and quarterly reports on Form 10-K and Form 10-Q, electronically on the SEC's "EDGAR" system using the identifying number CIK No.0000353448. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. You also can view these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. For more information on the operations of the SEC's Public Reference Room, call 1-800-SEC-0330.

   If you have received a copy of this Prospectus, and would like a free copy of any document incorporated herein by reference (other than exhibits not specifically incorporated by reference into the text of such documents), please write or call us at Kemper Investors Life Insurance Company, 1600 McConnor Parkway, Schaumburg, Illinois 60196-6801 or 1-888-477-9700.

                                  APPENDIX A

                   ILLUSTRATION OF A MARKET VALUE ADJUSTMENT

             Purchase Payment.......... $40,000
             Guarantee Period..........  5 Years
             Guaranteed Interest Rate..  5% Annual Effective Rate

   The following examples illustrate how the Market Value Adjustment may affect the values of a Contract upon a withdrawal. The 5% assumed Guaranteed Interest Rate is the rate required to be used in the "Summary of Expenses." In these examples, the withdrawal occurs one year after the Date of Issue. The Market Value Adjustment operates in a similar manner for transfers.

   The Guarantee Period Value for this $40,000 Purchase Payment is $51,051.26 at the end of the five-year Guarantee Period. After one year, when the withdrawals occur in these examples, the Guarantee Period Value is $42,000.00. It is also assumed, for the purposes of these examples, that no prior partial withdrawals or transfers have occurred.

   The Market Value Adjustment will be based on the rate we are then crediting (at the time of the withdrawal) on new Contracts with the same Guarantee Period as the time remaining in your Guarantee Period rounded to the next higher number of complete years. One year after the Purchase Payment there would have been four years remaining in your Guarantee Period.

Example of a Downward Market Value Adjustment

   A downward Market Value Adjustment results from a full or partial withdrawal that occurs when interest rates have increased. Assume interest rates have increased one year after the Purchase Payment and we are then crediting 6.5% for a four-year Guarantee Period. Upon a full withdrawal, the market value adjustment factor would be:

                        .054 = .075 X 48 X (.065 -.05)

   The Market Value Adjustment is a reduction of $2,268.00 from the Guarantee Period Value:

                          2,268.00 = .054 X 42,000.00

   The Market Adjusted Value would be:

                      $39,732.00 = $42,000.00 -$2,268.00

   If instead of a full withdrawal, 50% of the Guarantee Period Value was withdrawn (partial withdrawal of 50%), the Market Value Adjustment would be 50% of that of the full withdrawal:

                         $1,134.00 = .054 X $21,000.00

   The Market Adjusted Value would be:

                       $19,866.00 = $21,000.00-$1,134.00

Example of an Upward Market Value Adjustment

   An upward Market Value Adjustment results from a withdrawal that occurs when interest rates have decreased. Assume interest rates have decreased one year later and we are then crediting 4% for a four-year Guarantee Period. Upon a full withdrawal, the market value adjustment factor would be:

                        -.036 = .075 X 48 X (.04 -.05)

   The Market Value Adjustment is an increase of $1,512.00 to the Guarantee Period Value:

                        -$1,512.00 = $42,000.00 X -.036

   The Market Adjusted Value would be:

                    $43,512.00 = $42,000.00 - (-$1,512.00)

   If instead of a full withdrawal, 50% of the Guarantee Period Value was withdrawn (partial withdrawal of 50%), the Market Value Adjustment would be:

                         -$756.00 = $21,000.00 X -.036

   The Market Adjusted Value of $21,000.00 would be:

                       $21,756.00 = $21,000.00 + $756.00

   Actual Market Value Adjustment may have a greater or lesser impact than that shown in the Examples, depending on the actual change in interest crediting rates and the timing of the withdrawal or transfer in relation to the time remaining in the Guarantee Period.

                                  APPENDIX B

          KEMPER INVESTORS LIFE INSURANCE COMPANY DEFERRED FIXED AND VARIABLE ANNUITY IRA, ROTH IRA AND SIMPLE IRA DISCLOSURE STATEMENT

   This Disclosure Statement describes the statutory and regulatory provisions applicable to the operation of traditional Individual Retirement Annuities
(IRAs), Roth Individual Retirement Annuities (Roth IRAs) and Simple Individual Retirement Annuities (SIMPLE IRAs). Internal Revenue Service regulations require that this be given to each person desiring to establish an IRA, Roth IRA or a SIMPLE IRA. Except where otherwise indicated, IRA discussion includes Simplified Employee Pension IRAs (SEP IRAs). Further information can be obtained from Kemper Investors Life Insurance Company and from any district office of the Internal Revenue Service. Also, see IRS Publication 590, Individual Retirement Arrangements (IRAs).

   This Disclosure Statement is for your general information and is not intended to be exhaustive or conclusive, to apply to any particular person or situation, or to be used as a substitute for qualified legal or tax advice.

   Please note that the information contained herein is based on current Federal income tax law, income tax regulations, and other guidance provided by the IRS. Hence, this information is subject to change upon an amendment of the law or the issuance of further regulations or other guidance. Also, you should be aware that state tax laws may differ from Federal tax laws governing such arrangements. You should consult your tax adviser about any state tax consequences of your IRA or Roth IRA, whichever is applicable.

A. REVOCATION

   Within 7 days of the date you signed your enrollment application, you may revoke the Contract and receive back 100% of your money. To do so, write Kemper Investors Life Insurance Company, 1600 McConnor Parkway, Schaumburg, Illinois 60196-6801, or call 1-888-477-9700. Notice of revocation will be deemed mailed on the date of the postmark (or if sent by certified or registered mail, the date of the certification or registration) if it is deposited in the mail in the United States in an envelope, or other appropriate wrapper, first class postage prepaid, properly addressed.

B. STATUTORY REQUIREMENTS

   This Contract is intended to meet the requirements of Section 408(b) of the Internal Revenue Code (Code), Section 408A of the Code for use as a Roth IRA, or of Section 408(p) of the Code for use as a SIMPLE IRA, whichever is applicable. The Contract has not been approved as to form for use as an IRA, Roth IRA or a SIMPLE IRA by the Internal Revenue Service. Such approval by the Internal Revenue Service is a determination only as to form of the Contract, and does not represent a determination on the merits of the Contract.

   1. The amount in your IRA, Roth IRA, and SIMPLE IRA, whichever is applicable, must be fully vested at all times and the entire interest of the owner must be nonforfeitable.

   2. The Contract must be nontransferable by the owner.

   3. The Contract must have flexible premiums.

   4. For IRAs and SIMPLE IRAs, you must start receiving distributions on or before April 1 of the year following the year in which you reach age 701/2 (the required beginning date) (see "Required Distributions"). However, Section 401(a)(9)(A) of the Code (relating to minimum distributions required to commence at age 701/2), and the incidental death benefit requirements of
Section 401(a) of the Code, do not apply to Roth IRAs.

   If you die before your entire interest in your Contract is distributed, unless otherwise permitted under applicable law, any remaining interest in the Contract must be distributed to your beneficiary by December 31 of the calendar year containing the fifth anniversary of your death; except that: (1) if the interest is payable to an individual who is your designated beneficiary (within the meaning of Section 401(a)(9) of the Code), the designated beneficiary may elect to receive the entire interest over his or her life, or over a period certain not extending beyond his or her life expectancy, commencing on or before December 31 of the calendar year immediately following the calendar year in which you die; and (2) if the sole designated beneficiary is your spouse, the Contract will be treated as his or her own IRA, or, where applicable, Roth IRA.

   5. Except in the case of a rollover contribution or a direct transfer (see "Rollovers and Direct Transfers"), or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP), all contributions to an IRA, Roth and SIMPLE IRA must be cash contributions which do not exceed certain limits.

   6. The Contract must be for the exclusive benefit of you and your beneficiaries.

C. ROLLOVERS AND DIRECT TRANSFERS FOR IRAs AND SIMPLE IRAs

   1. A rollover is a tax-free transfer from one retirement program to another that you cannot deduct on your tax return. There are two kinds of tax-free rollover payments to an IRA. In one, you transfer amounts from another IRA. With the other, you transfer amounts from a qualified plan under Section 401(a) of the Code, a qualified annuity under Section 403(a) of the Code, a tax-sheltered annuity or custodial account under Section 403(b) of the Code, or a governmental plan under Section 457(b) of the Code (collectively referred to as "qualified employee benefit plans"). Tax-free rollovers can be made from a SIMPLE IRA or to a SIMPLE Individual Retirement Account under Section 408(p) of the Code. An individual can make a tax-free rollover to an IRA from a SIMPLE IRA, or vice-versa, after a two-year period has expired since the individual first participated in a SIMPLE plan.

   2. You must complete the rollover by the 60th day after the day you receive the distribution from your IRA or other qualified employee benefit plan or SIMPLE IRA. The failure to satisfy this 60-day requirement may be waived by the Internal Revenue Service in certain circumstances.

   3. A rollover distribution may be made to you only once a year. The one-year period begins on the date you receive the rollover distribution, not on the date you roll it over (reinvest it).

   4. A trustee-to-trustee transfer to an IRA of funds in an IRA from one trustee or insurance company to another is not a rollover. It is a transfer that is not affected by the one-year waiting period.

   5. All or a part of the premium for this Contract used as an IRA may be paid from a rollover from an IRA or qualified employee benefit plan or from a trustee-to-trustee transfer from another IRA. All or part of the premium for this Contract used as a SIMPLE IRA may be paid from a rollover from a SIMPLE Individual Retirement Account or, to the extent permitted by law, from a direct transfer from a SIMPLE IRA.

   6. A distribution that is eligible for rollover treatment from a qualified employee benefit plan will be subject to twenty percent (20%) withholding by the Internal Revenue Service even if you roll the distribution over within the 60-day rollover period. One way to avoid this withholding is to make the distribution as a direct transfer to the IRA trustee or insurance company.

D. CONTRIBUTION LIMITS AND ALLOWANCE OF DEDUCTION FOR IRAs

   1. In general, the amount you can contribute each year to an IRA is the lesser of (1) 100% of your compensation, or (2) the maximum annual contributions under Section 219(b) of the Code, including "catch-up" contributions for certain individuals age 50 and older. The maximum annual contribution limit for IRA contributions is equal to $3,000 for 2002 through 2004, $4,000 for 2005 through 2007, and $5,000 for 2008. After 2008, the limit is indexed annually in $500 increments, except as otherwise provided by law. An individual who has attained age 50 may make additional "catch-up" IRA contributions. The maximum annual contribution limit for the individual is increased by $500 for 2002 through 2005, and $1,000 for 2006 and thereafter, except as otherwise provided by law. If you have more than one IRA, the limit applies to the total contributions made to your own IRAs for the year. Generally, if you work the amount that you earn is compensation. Wages, salaries, tips, professional fees, bonuses and other amounts you receive for providing personal services are compensation. If you own and operate your own business as a sole proprietor, your net earnings reduced by your deductible contributions on your behalf to self-employed retirement plans is compensation. If you are an active partner in a partnership and provide services to the partnership, your share of partnership income reduced by deductible contributions made on your behalf to qualified retirement plans is compensation. All taxable alimony and separate maintenance payments received under a decree of divorce or separate maintenance is compensation.

   2. In the case of a married couple filing a joint return, up to the maximum annual contribution can be contributed to each spouse's IRA, even if one spouse has little or no compensation. This means that the total combined contributions that can be made to both IRAs can be as much as $6,000 for the year.

   3. In the case of a married couple with unequal compensation who file a joint return, the limit on the deductible contributions to the IRA of the spouse with less compensation is the smaller of:

      a. The maximum annual contribution, or

      b. The total compensation of both spouses, reduced by any deduction allowed for contributions to IRAs of the spouse with more compensation.

   The deduction for contributions to both spouses' IRAs may be further limited if either spouse is covered by an employer retirement plan.

   4. If either you or your spouse is an active participants in an employer-sponsored plan and have a certain level of income, the amount of the contribution to your IRA that is deductible is phased out, and in some cases eliminated. If you are an active participant in an employer-sponsored plan, the deductibility of your IRA contribution will be phased out, depending on your adjusted gross income, or combined adjusted gross income in the case of a joint tax return, as follows:

Joint Returns

                  Taxable year beginning in: Phase-out range
                  -------------------------- ----------------
                     2003................... $60,000-$ 70,000
                     2004................... $65,000-$ 75,000
                     2005................... $70,000-$ 80,000
                     2006................... $75,000-$ 85,000
                     2007 and thereafter.... $80,000-$100,000

Single Taxpayers

                   Taxable year beginning in: Phase-out range
                   -------------------------- ---------------
                      2003................... $40,000-$50,000
                      2004................... $45,000-$55,000
                      2005 and thereafter.... $50,000-$60,000

   The phase-out range for married individuals filing separately is $0-$10,000. If you file a joint tax return and are not an active participant in an employer sponsored plan, but your spouse is, the amount of the deductible IRA contribution is phased out for adjusted gross income between $150,000 and $160,000.

   To designate a contribution as nondeductible, you must file IRS Form 8606, Nondeductible IRAs. You may have to pay a penalty if you make nondeductible contributions to an IRA and you do not file Form 8606 with your tax return, or if you overstate the amount of nondeductible contributions on your Form 8606. If you do not report nondeductible contributions, all of the contributions to your traditional IRA will be treated as deductible, and all distributions from your IRA will be taxed, unless you can show, with satisfactory evidence, that nondeductible contributions were made.

   5. Contributions to your IRA for a year can be made at any time up to April 15 of the following year. If you make the contribution between January 1 and April 15, however, you may elect to treat the contribution as made either in that year or in the preceding year. You may file a tax return claiming a deduction for your IRA contribution before the contribution is actually made. You must, however, make the contribution by the due date of your return not including extensions.

   6. You cannot make a contribution other than a rollover or transfer contribution to your IRA for the year in which you reach age 701/2 or thereafter.

   7. For tax years beginning before January 1, 2007, a taxpayer may qualify for a tax credit for contributions to an IRA, depending on the taxpayer's adjusted gross income.

E. SEP IRAs

   1. SEP IRA rules concerning eligibility and contributions are governed by Code Section 408(k). The maximum deductible contribution for a SEP IRA is the lesser of $40,000 (indexed for cost-of-living increases beginning after 2002) or 25% of compensation.

   2. A SEP must be established and maintained by an employer (corporation, partnership, sole proprietor).

F. SIMPLE IRAs

   1. A SIMPLE IRA must be established with your employer using a qualified salary reduction agreement.

   2. You may elect to have your employer contribute to your SIMPLE IRA, under a qualified salary reduction agreement, an amount (expressed as a percentage of your compensation) not to exceed $8,000 for 2003, $9,000 for 2004, and $10,000 for 2005. After 2005, the limit is indexed annually, except as otherwise provided by law. In addition to these employee elective contributions, your employer is required to make each year either (1) a matching contribution equal to up to 3 percent, and not less than 1 percent, of your SIMPLE IRA contribution for the year, or (2) a nonelective contribution equal to 2 percent of your compensation for the year (up to $200,000 of compensation, as adjusted for inflation). No other contributions may be made to a SIMPLE IRA.

   3. Employee elective contributions and employer contributions (i.e., matching contributions and nonelective contributions) to your SIMPLE IRA are excluded from your gross income.

   4. To the extent an individual with a SIMPLE IRA is no longer participating in a SIMPLE plan (e.g., the individual has terminated employment), and two years has passed since the individual first participated in the plan, the individual may treat the SIMPLE IRA as an IRA.

G. TAX STATUS OF THE CONTRACT AND DISTRIBUTIONS FOR IRAs AND SIMPLE IRAs

   1. Earnings of your IRA annuity contract are not taxed until they are distributed to you.

   2. In general, taxable distributions are included in your gross income in the year you receive them.

   3. Distributions under your IRA are non-taxable to the extent they represent a return of non-deductible contributions (if any). The non-taxable percentage of a distribution is determined generally by dividing your total undistributed, non-deductible IRA contributions by the value of all your IRAs (including SEPs and rollovers).

   4. You cannot choose the special five-year or ten-year averaging that may apply to lump sum distributions from qualified employer plans.

H. REQUIRED DISTRIBUTIONS FOR IRAs AND SIMPLE IRAs

   You must start receiving minimum distributions required under the Contract and Section 401(a)(9) of the Code from your IRA and SIMPLE IRA starting with the year you reach age 701/2 (your 70 1/2 year). Ordinarily, the required minimum distribution for a particular year must be received by December 31 of that year. However, you may delay the required minimum distribution for the year you reach age 701/2 until April 1 of the following year (i.e., the required beginning date).

   Annuity payments which begin by April 1 of the year following your 701/2 year satisfy the minimum distribution requirement if they provide for non-increasing payments over your life or the lives of you and your designated beneficiary (within the meaning of Section 401(a)(9) of the Code), provided that, if installments are guaranteed, the guaranty period does not exceed the applicable life or joint life expectancy.

   The applicable life expectancy is your remaining life expectancy or the remaining joint life and last survivor expectancy of you and your designated beneficiary, determined as set forth in applicable federal income tax regulations.

   If you have more than one IRA, you must determine the required minimum distribution separately for each IRA; however, you can take the actual distributions of these amounts from any one or more of your IRAs.

   In addition, the after-death minimum distribution requirements described generally in section B. STATUTORY REQUIREMENTS apply to IRAs and SIMPLE IRAs.

   If the actual distribution from your Contract is less than the minimum amount that should be distributed in accordance with the minimum distribution requirements mentioned above, the difference generally is an excess accumulation. There is a 50% excise tax on any excess accumulations. If the excess accumulation is due to reasonable error, and you have taken (or are taking) steps to remedy the insufficient distribution, you can request that this 50% excise tax be excused by filing with your tax return an IRS Form 5329, together with a letter of explanation and the excise tax payment.

I. ROTH IRAs

   1. If your Contract is a special type of individual retirement plan known as Roth IRA, it will be administered in accordance with the requirements of section 408A of the Code. (Except as otherwise indicated, references herein to an "IRA" are to an "individual retirement plan," within the meaning of Section 7701(a)(37) of the Code, other than a Roth IRA.) Roth IRAs are treated the same as other IRAs, except as described here.

   2. If your Contract is a Roth IRA, we will send you a Roth IRA endorsement to be attached to, and to amend, your Contract. We reserve the right to amend the Contract as necessary or advisable from time to time to comply with future changes in the Internal Revenue Code, regulations or other requirements imposed by the IRS to obtain or maintain its approval of the annuity as a Roth IRA.

   3. Earnings in your Roth IRA are not taxed until they are distributed to you, and will not be taxed if they are paid as a "qualified distribution," as described to you in section L, below.

   4. The minimum distribution requirements that apply to IRAs do not apply to Roth IRAs while the owner is alive. However, after the death of a Roth IRA owner, the after-death minimum distribution rules that apply to IRAs also apply to Roth IRAs as though the Roth IRA owner died before his or her required beginning date. You may not use your Roth IRA to satisfy minimum distribution requirements for traditional IRAs. Nor may you use distributions from an IRA for required distributions from a Roth IRA.

J. ELIGIBILITY AND CONTRIBUTIONS FOR ROTH IRAs

   1. Generally, you are eligible to establish or make a contribution to your Roth IRA only if you meet certain income limits. No deduction is allowed for contributions to your Roth IRA. Contributions to your Roth IRA may be made even after you attain age 701/2.

   2. The maximum aggregate amount of contributions for any taxable year to all IRAs, including all Roth IRAs, maintained for your benefit (the "contribution limit") generally is the lesser of (1) 100% of your compensation, or (2) the maximum annual contributions under Section 219(b) of the Code, including "catch-up" contributions for certain individuals age 50 and older (as discussed in section D, above).

   The contribution limit for any taxable year is reduced (but not below zero) by the amount which bears the same ratio to such amount as:

      (a) the excess of (i) your adjusted gross income for the taxable year, over (ii) the "applicable dollar amount", bears to

      (b) $15,000 (or $10,000 if you are married).

   For this purpose, "adjusted gross income" is determined in accordance with
Section 219(g)(3) of the Code and (1) excludes any amount included in gross income as a result of any rollover from, transfer from, or conversion of an IRA to a Roth IRA, and (2) is reduced by any deductible IRA contribution. In addition, the "applicable dollar amount" is equal to $150,000 for a married individual filing a joint return, $0 for a married individual filing a separate return, and $95,000 for any other individual.

   A "qualified rollover contribution" (discussed in section K, below), and a non-taxable transfer from another Roth IRA, are not taken into account for purposes of determining the contribution limit.

K. ROLLOVERS, TRANSFERS AND CONVERSIONS TO ROTH IRAs

   1. Rollovers and Transfers--A rollover may be made to a Roth IRA only if it is a "qualified rollover contribution." A "qualified rollover contribution" is a rollover to a Roth IRA from another Roth IRA or from an IRA, but only if such rollover contribution also meets the rollover requirements for IRAs under
Section 408(d)(3). In addition, a transfer may be made to a Roth IRA directly from another Roth IRA or from an IRA.

   You may not make a qualified rollover contribution or transfer in a taxable year from an IRA to a Roth IRA if (a) your adjusted gross income for the taxable year exceeds $100,000 or (b) you are married and file a separate return.

   The rollover requirements of Section 408(d)(3) are complex and should be carefully considered before you make a rollover. One of the requirements is that the amount received be paid into another IRA (or Roth IRA) within 60 days after receipt of the distribution. The failure to satisfy this 60-day requirement may be waived by the Internal Revenue Service in certain circumstances. In addition, a rollover contribution from a Roth IRA may be made by you only once a year. The one-year period begins on the date you receive the Roth IRA distribution, not on the date you roll it over (reinvest it) into another Roth IRA. If you withdraw assets from a Roth IRA, you may roll over part of the withdrawal tax free into another Roth IRA and keep the rest of it. A portion of the amount you keep may be included in your gross income.

   2. Taxation of Rollovers and Transfers to Roth IRAs--A qualified rollover contribution or transfer from a Roth IRA maintained for your benefit to another Roth IRA maintained for your benefit which meets the rollover requirements for IRAs under Section 408(d)(3) is tax-free.

   In the case of a qualified rollover contribution or a transfer from an IRA maintained for your benefit to a Roth IRA maintained for your benefit, any portion of the amount rolled over or transferred which would be includible in your gross income were it not part of a qualified rollover contribution or a nontaxable transfer will be includible in your gross income. However, Code
Section 72(t) (relating to the 10 percent penalty tax on premature distributions) will generally not apply unless the amounts rolled over or transferred are withdrawn within the five-year period beginning with the taxable year in which such contribution was made.

   3. Transfers of Excess IRA Contributions to Roth IRAs--If, before the due date of your federal income tax return for any taxable year (not including extensions), you transfer, from an IRA, contributions for such taxable year (and earnings thereon) to a Roth IRA, such amounts will not be includible in gross income to the extent that no deduction was allowed with respect to such amount.

   4. Taxation of Conversions of IRAs to Roth IRAs--All or part of amounts in an IRA maintained for your benefit may be converted into a Roth IRA maintained for your benefit. The conversion of an IRA to a Roth IRA is treated as a special type of qualified rollover contribution. Hence, you must be eligible to make a qualified rollover contribution in order to convert an IRA to a Roth IRA. A conversion typically will result in the inclusion of some or all of your IRA's value in gross income, as described above.

   A conversion of an IRA to a Roth IRA can be made without taking an actual distribution from your IRA. For example, an individual may make a conversion by notifying the IRA issuer or trustee, whichever is applicable.

   UNDER SOME CIRCUMSTANCES, IT MIGHT NOT BE ADVISABLE TO ROLLOVER, TRANSFER, OR CONVERT ALL OR PART OF AN IRA TO A ROTH IRA. WHETHER YOU SHOULD DO SO WILL DEPEND ON YOUR PARTICULAR FACTS AND CIRCUMSTANCES, INCLUDING, BUT NOT LIMITED TO, SUCH FACTORS AS WHETHER YOU QUALIFY TO MAKE SUCH A ROLLOVER, TRANSFER, OR CONVERSION, YOUR FINANCIAL SITUATION, AGE, CURRENT AND FUTURE INCOME NEEDS, YEARS TO RETIREMENT, CURRENT AND FUTURE TAX RATES, YOUR ABILITY AND DESIRE TO PAY CURRENT INCOME TAXES WITH RESPECT TO AMOUNTS ROLLED OVER, TRANSFERRED, OR CONVERTED, AND WHETHER SUCH TAXES MIGHT NEED TO BE PAID WITH WITHDRAWALS FROM YOUR ROTH IRA (SEE DISCUSSION BELOW OF "NONQUALIFIED DISTRIBUTIONS"). YOU SHOULD CONSULT A QUALIFIED TAX ADVISER BEFORE ROLLING OVER, TRANSFERRING, OR CONVERTING ALL OR PART OF AN IRA TO A ROTH IRA.

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   5. Separate Roth IRAs--Due to the complexity of, and proposed changes to, the tax law, it may be advantageous to maintain amounts rolled over, transferred, or converted from an IRA in separate Roth IRAs from those containing regular Roth IRA contributions. For the same reason, you should consider maintaining a separate Roth IRA for each amount rolled over, transferred, or converted from an IRA. These considerations should be balanced against the additional costs you may incur from maintaining multiple Roth IRAs. You should consult your tax adviser if you intend to contribute rollover, transfer, or conversion amounts to your Contract or if you intend to roll over or transfer amounts from your Contract to another Roth IRA maintained for your benefit.

L. INCOME TAX CONSEQUENCES OF ROTH IRAs

   1. Qualified Distributions--Any "qualified distribution" from a Roth IRA is excludible from gross income. A "qualified distribution" is a payment or distribution which satisfies two requirements. First, the payment or distribution must be (a) made after you attain 591/2, (b) made after your death, (c) attributable to your being disabled, or (d) a "qualified special purpose distribution" (i.e., a qualified first-time homebuyer distribution under Section 72(t)(2)(F) of the Code). Second, the payment or distribution must be made in a taxable year that is at least five years after (1) the first taxable year for which a contribution was made to any Roth IRA established for you, or (2) in the case of a rollover from, or a conversion of, an IRA to a Roth IRA, the taxable year in which the rollover or conversion was made if the payment or distribution is allocable (as determined in the manner set forth in guidance issued by the IRS) to the rollover contribution or conversion (or to income allocable thereto).

   2. Nonqualified Distributions--A distribution from a Roth IRA which is not a qualified distribution is taxed under Section 72 (relating to annuities), except that such distribution is treated as made first from contributions to the Roth IRA to the extent that such distribution, when added to all previous distributions from the Roth IRA, does not exceed the aggregate amount of contributions to the Roth IRA. For purposes of determining the amount taxed,
(a) all Roth IRAs established for you will be treated as one contract, (b) all distributions during any taxable year from Roth IRAs established for you will be treated as one distribution, and (c) the value of the contract, income on the contract, and investment in the contract, if applicable, will be computed as of the close of the calendar year in which the taxable year begins. An additional tax of 10% is imposed on nonqualified distributions (including amounts deemed distributed as the result of a prohibited loan or use of your Roth IRA as security for a loan) made before the benefited individual has attained age 591/2, unless one of the exceptions discussed in Section N applies.

M. TAX ON EXCESS CONTRIBUTIONS

   1. You must pay a 6% excise tax each year on excess contributions that remain in your Contract. Generally, an excess contribution is the amount contributed to your Contract that is more than you can contribute. The excess is taxed for the year of the excess contribution and for each year after that until you correct it. If contributions to your IRA for a year are more than the contribution limit, you can apply the excess contribution in one year to a later year if the contributions for that later year are less than the maximum allowed for that year.

   2. You will not have to pay the 6% excise tax if you withdraw the excess amount by the date your tax return is due including extensions for the year of the contribution. You do not have to include in your gross income an excess contribution that you withdraw from your Contract before your tax return is due if the income earned on the excess was also withdrawn and no deduction was allowed for the excess contribution. You must include in your gross income the income earned on the excess contribution.

N. TAX ON PREMATURE DISTRIBUTIONS

   There is an additional tax on premature distributions from your IRA, Roth IRA or SIMPLE IRA, equal to 10% of the taxable amount. For premature distributions from a SIMPLE IRA made within the first 2 years you participate in a SIMPLE plan, the additional tax is equal to 25% of the amount of the premature distribution that must be included in gross income. Premature distributions are generally amounts you withdraw before you are age 591/2. However, the tax on premature distributions does not apply generally:

      1. To amounts that are rolled over or transferred tax free;

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      2. To a distribution which is made on or after your death, or on account of you being disabled within the meaning of Code Section 72(m)(7);

      3. To a distribution which is part of a series of substantially equal periodic payments (made at least annually) over your life or your life expectancy or the joint life or joint life expectancy of you and your beneficiary; or

      4. To a distribution which is used for qualified first-time homebuyer expenses, qualified high education expenses, certain medical expenses, or by an unemployed individual to pay health insurance premiums.

O. IRA EXCISE TAX REPORTING

   Use Form 5329, Additional Taxes Attributable to Qualified Retirement Plans (Including IRAs), Annuities, and Modified Endowment Contracts, to report the excise taxes on excess contributions, premature distributions, and excess accumulations. If you do not owe any IRA, Roth IRA or SIMPLE IRA excise taxes, you do not need Form 5329. Further information can be obtained from any district office of the Internal Revenue Service.

P. BORROWING

   If you borrow money against your Contract or use it as security for a loan, the Contract will lose its classification as an IRA, Roth IRA or SIMPLE IRA, whichever is applicable, and you must include in gross income the fair market value of the Contract as of the first day of your tax year. In addition, you may be subject to the tax on premature distributions described above. (Note:
This Contract does not allow borrowings against it, nor may it be assigned or pledged as collateral for a loan.)

Q. REPORTING

   We will provide you with any reports required by the Internal Revenue
Service.

R. ESTATE TAX

   Generally, the value of your IRA, including your Roth IRA, is included in your gross estate for federal estate tax purposes.

S. FINANCIAL DISCLOSURE FOR THE SEPARATE ACCOUNT (VARIABLE ACCOUNT) AND MVA OPTION.

   1. If on the enrollment application you indicated an allocation to a Subaccount, this Contract will be assessed a daily charge of an amount which will equal an aggregate of 1.25% per annum and the charge for any optional benefit you elected.

   2. An annual records maintenance charge of $30.00 will be assessed against the Separate Account Value each Contract Year. If no values are in the Subaccounts, the charge will be assessed against Guarantee Period Value.

   3. Withdrawal and early annuitization charges will be assessed based on the Contract Years elapsed since the Contract was issued as described in the prospectus under the heading "Withdrawal Charge."

   Withdrawals, transfers and early annuitizations of Guarantee Period Value may be subject to a Market Value Adjustment as described in the prospectus under the heading "Market Value Adjustment."

   4. The method used to compute and allocate the annual earnings is contained in the prospectus under the heading "Accumulation Unit Value" for Separate Account Value and under the headings "Guarantee Periods of the MVA Option" and "Establishment of Guaranteed Interest Rates" for Guarantee Period Value.

   5. The growth in value of your Contract is neither guaranteed nor projected but is based on the investment experience of the Subaccounts or rates of interest as declared by Kemper Investors Life Insurance Company.

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